UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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KIMCO REALTY CORPORATION
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Proxy Statement 2025

TRADER JOE'S

KIMCO REALTY

kimcorealty.com

Notice of Annual Meeting of Stockholders

Kimco Realty Corporation, a Maryland Corporation

Annual Meeting Proposals

1. Election of nine directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualify	See page 10
2. Advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement	See page 22
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025	See page 46
4. Approval of the 2025 Equity Participation Plan	See page 47
5. The transaction of any other business that may properly come before the meeting or any postponement(s) or adjournment(s) thereof

Logistics

Date:	April 29, 2025
Time:	10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time).
Place:	Online only at: www.virtualshareholdermeeting.com/KIM2025
Record Date:	The close of business on March 4, 2025

If you plan to attend the 2025 Annual Meeting of Stockholders (“the Annual Meeting”) online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials on your proxy card or on the instructions that accompany your proxy materials.

During this virtual meeting, you may ask questions, and you will be able to vote your shares electronically. You may also submit questions in advance by visiting www.virtualshareholdermeeting.com/KIM2025. The Company will respond to as many inquiries as time allows.

How to Vote or Authorize Your Proxy

By Internet:	www.proxyvote.com
By Telephone:	1-800-690-6903
By Mail:	Complete your proxy card and cast your vote by pre-paid mail

Beneficial Owners:

If you own shares registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares.

Proxy Voting:

Please submit your proxy or voting instructions as soon as possible to instruct how your shares are to be voted at the Annual Meeting, even if you plan to attend the Annual Meeting. If you later vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, please authorize a proxy to vote your shares as soon as possible to ensure that your shares will be represented at the Annual Meeting.

On behalf of the Board of Directors

Bruce M. Rubenstein

Executive Vice President, General Counsel and Secretary
March 19, 2025

Important Notice Regarding Internet Availability of Proxy Materials

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs, and reduce the environmental impact of our Annual Meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 19, 2025 and provide access to our proxy materials over the Internet, beginning on March 19, 2025, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the proxy statement and our annual report. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet.

kimcorealty.com	2025 Proxy Statement	i

Safe Harbor Statement

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) financial disruption, geopolitical challenges or economic downturn, including general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development, redevelopment and merger opportunities, and the costs associated with purchasing and maintaining assets and risks related to acquisitions not performing in accordance with our expectations, (vii) the Company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain disruptions, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development, and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) valuation and risks related to the Company’s joint venture and preferred equity investments and other investments, (xii) collectability of mortgage and other financing receivables, (xiii) impairment charges, (xiv) criminal cybersecurity attack disruptions, data loss or other security incidents and breaches, (xv) risks related to artificial intelligence, (xvi) impact of natural disasters and weather and climate-related events, (xvii) pandemics or other health crises, (xviii) our ability to attract, retain and motivate key personnel, (xix) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xx) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xxi) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xxii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, (xxiii) the Company’s ability to continue to maintain its status as a REIT for U.S. federal income tax purposes and potential risks and uncertainties in connection with its UPREIT structure, and (xxiv) other risks and uncertainties identified under Item 1A, “Risk Factors” and elsewhere in this Form 10-K and in the Company’s other filings with the Securities and Exchange Commission (“SEC”). Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K that the Company files with the SEC. Certain forward-looking and other statements in this Annual Report on Form 10-K, or other locations, such as our corporate website, contain various corporate responsibility standards and frameworks (including standards for the measurement of underlying data) and the interests of various stakeholders. As such, such information may not be, and should not be interpreted as necessarily being, “material” under the federal securities laws for SEC reporting purposes, even if we use the word “material” or “materiality” in this document. Corporate Responsibility information is also often reliant on third-party information or methodologies that are subject to evolving expectations and best practices, and our approach to and discussion of these matters may continue to evolve as well. For example, our disclosures may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policies, or other factors, some of which may be beyond our control.

ii	Kimco Realty	kimcorealty.com

kimcorealty.com	2025 Proxy Statement	iii

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About Kimco

About Kimco

Kimco Realty® (NYSE: KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is a leading owner and operator of open-air, grocery-anchored shopping centers and mixed-use properties in the United States. The Company’s portfolio is strategically concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Publicly traded on the NYSE since 1991 and included in the S&P 500 Index, the Company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 65 years. As of December 31, 2024, the company owned interests in 568 U.S. shopping centers and mixed-use assets comprising 101 million square feet (“SF”) of gross leasable space.

Company Information Established in 1958 Member of the S&P 500 Listed on NYSE	Our Properties* 568 properties 101 million SF of gross leasable area	Our Employees* 717 employees 31 primary offices Average tenure of 9.6 years

* As of 12/31/2024

kimcorealty.com	2025 Proxy Statement	1

About Kimco

Operating Performance Highlights

Kimco’s operating results in 2024 reflect the success of our strategy, focused on grocery-anchored, open-air and mixed-use centers in the first ring suburbs of the top major metropolitan markets in the U.S.

Balance Sheet & Liquidity Strength	Operational Resilience

•  Ended the year with $2.7 billion of immediate liquidity.

•  Reported Consolidated Net Debt-to-EBITDA* of 5.3x.

•  Achieved an “A-” credit rating from Fitch Ratings and maintained a BBB+ from S&P Global Ratings with a revised “Positive” outlook.

•  Maintained Moody’s investment grade unsecured debt rating of Baa1 and “Positive” outlook subsequent to year end.

•Leased over 11 million square feet across the nearly 2,000 leases signed during the year.

•  Grew pro-rata portfolio occupancy to 96.3% and economic occupancy to 93.6%.

•  Ended the year with pro-rata occupancy for anchor spaces at 98.2%, and pro-rata small shop at 91.7%.

•  Ended the year with a 270-basis-point spread between the company’s leased versus economic occupancy rate, representing approximately $56 million in anticipated future annual base rent.

Dividend Growth & Cash Flow	Investment Activity & Capital Recycling

•  Generated over $1.0 billion in net cash flow provided by operating activities and paid an aggregate of $685.9 million of dividends.

•  Raised the quarterly dividend on shares of common stock paid in December 2024 to $0.25 per share, an increase of 4.2% over the quarterly dividend paid in December 2023.

•Completed the $2.3 billion acquisition of RPT Realty (“RPT”) on January 2, 2024.

•Purchased Waterford Lakes Town Center, a 976,000-square-foot signature asset spanning 79 acres in Orlando, Florida, for $322 million.

•Sold remaining 14.2 million shares of Albertsons Companies Inc. (NYSE: ACI) (“ACI”) common stock at a net price of $21.05 per share, resulting in $299.1 million of net proceeds.

•Acquired The Markets at Town Center, a 254,000-square-foot premier asset in Jacksonville, Florida, anchored by Sprouts Farmers Market for $108 million subsequent to year end.

Total Return Performance

*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in Annex A

2	Kimco Realty	kimcorealty.com

Governance at Kimco

Governance at Kimco

Corporate Governance Policies and Procedures Overview

The Board is responsible for providing governance and oversight of the strategy, operations and management of the Company with its primary objective being to represent the interests of our stockholders. The Board oversees our senior management to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, committee charters, and a Code of Conduct that, together with our Charter and Bylaws, form the governance framework for the Board and its committees.

The Board regularly reviews the Corporate Governance Guidelines and other corporate governance documents and, from time to time, revises them when it believes it is in the best interests of the Company and our stockholders to do so given changing regulatory and governmental requirements and best practices. The following sections provide an overview of our corporate governance structure.

Complete copies of our Corporate Governance Guidelines, committee charters, Code of Conduct and other governance documents are available in the Investor/Governance section of our website at www.kimcorealty.com.

Highlights

Board Structure and Independence

Separate Chairman and CEO

If the Chairman is not independent, a Lead Independent Director is elected by the independent directors

7 of 9 directors nominees are independent; Audit, Executive Compensation and Nominating and Corporate Governance Committees are each entirely comprised of independent directors

Require any search firm to include in its initial list of board candidates, qualified candidates who reflect a variety of backgrounds

Executive sessions of non-management directors held at all Board and committee meetings

Annual strategic review by the Board with management

No familial relationships among director nominees

Limits on other board service to prevent “overboarding”

Formal “Clawback” Policy

Stockholder Rights

Annual election of all directors

Majority voting for directors in uncontested elections

No supermajority vote requirements

Annual Say-on-Pay advisory vote

Stockholders have the right to amend the Bylaws

Stockholders representing a majority can call special meeting

Proxy Access: stockholder (or a group of 20) owning 3% of our common stock for at least three years may nominate up to 20% of board members

No “poison pill” in effect

“Double trigger” change in control arrangement that covers certain of our named executive officers (“NEOs”)*

Feedback solicited from stockholders is shared with our Board

Board Oversight

Structured oversight of the Company’s corporate strategy and risk management

Corporate Responsibility strategy and initiatives, as well as corporate governance oversight by Nominating and Corporate Governance Committee

Provide continuing education for our Board

Cybersecurity and regulatory compliance oversight by Audit Committee

Board and senior management succession planning

Annual self-assessment of Board and Board committee performance

Accountability and Best-In-Class Governance Practices

Met or spoke with stockholders representing 40% of our common stock in 2024

Stock ownership policy for directors and NEOs and stock retention requirement for directors and NEOs who have not achieved the applicable stock ownership level

Prohibition of hedging and pledging Company stock by directors and NEOs

Code of Conduct for directors, officers and employees

Corporate Responsibility Steering Committee to manage Corporate Responsibility program

Oversight of political contributions (de minimis amounts in 2024)

*See Executive Compensation Highlights on page 23 for What We Do and What We Do Not Do

kimcorealty.com	2025 Proxy Statement	3

Governance at Kimco

Board Leadership Structure

The Board of Directors has separated the roles of the Chairman of the Board of Directors and the CEO. The CEO is responsible for setting our strategic direction and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and presides over meetings of the full Board of Directors. Because Milton Cooper, the Executive Chairman, is an employee of the Company and is, therefore, not “independent,” the Board of Directors elected Mary Hogan Preusse, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual. On January 20, 2025, Milton Cooper informed the Board that he will not stand for re-election to the Board at the Annual Meeting and will discontinue his service as a director and as Executive Chairman at the Annual Meeting. The Board has appointed Richard Saltzman, a current member of the Board and Chair of the Audit Committee, to become the non-executive, independent Chairman of the Board, effective at the conclusion of the Annual Meeting. At that time, the Board will discontinue the role of a Lead Independent Director.

Incoming Independent Chairman

The Independent Chairman will preside at all meetings of the Board of Directors, including executive sessions of the non-management directors, which typically occur after each Board meeting. The Independent Chairman will encourage and facilitate active participation of all directors and serve as a liaison between management and the other independent directors. The Independent Chairman will also have the authority to call meetings of the independent directors, monitor and coordinate with management and the Nominating and Corporate Governance Committee on Corporate Responsibility issues and developments, and approve meeting agendas and the information sent to the Board of Directors, including the quality, quantity and timeliness of such information.

Richard Saltzman Incoming Independent Chairman (Non-Management)
•To begin serving as Independent Chairman at conclusion of the Annual Meeting •Chair of Audit Committee •Extensive experience in public company governance, the REIT industry and real estate management

Director Independence

Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website in the Investor/Governance section at www.kimcorealty.com and are available in print to any stockholder who requests them. The Board of Directors affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards: Philip E. Coviello, Nancy Lashine, Frank Lourenso, Henry Moniz, Mary Hogan Preusse, Valerie Richardson and Richard B. Saltzman.

Term of Office

All directors of the Company elected at the Annual Meeting will serve until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

Director Attendance

The Board met six times in 2024. During 2024, each current director (excluding Mr. Ross Cooper and Ms. Lashine who were elected to the Board of Directors on January 21, 2025) attended 100% of the aggregate of the total meetings of the Board and Board committees on which such person served.

The Company encourages directors to attend each annual meeting of stockholders, and all of the directors were in attendance at the 2024 Annual Meeting of Stockholders, which was held online.

Director Continuing Education

The Company maintains a program of continuing education for directors. In 2024, directors participated in customized Company- sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as ethical conduct cybersecurity and artificial intelligence (“AI”), including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

4	Kimco Realty	kimcorealty.com

Governance at Kimco

Stock Ownership Guidelines

The Company has stock ownership guidelines that require each director and NEO to own shares of our common stock with a value equal to a certain multiple of his or her annual retainer or base salary. Equity interests that count towards the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, restricted shares and shares held in a 401(k)-retirement plan. Directors and NEOs have five years from the date they become a member of the Board of Directors or begin to serve in an officer role listed below to meet the ownership levels. All of our directors (other than Ms. Lashine) and NEOs are currently in compliance with the stock ownership requirements. Ms. Lashine became a director of the Company on January 21, 2025 and has until January 21, 2030 to meet the required ownership levels under the current stock ownership guidelines.

Covered Person	Multiple Of Salary / Retainer
Executive Chairman	5x
Non-Employee Director	5x
Chief Executive Officer	5x
President	3x
Chief Operating Officer	3x
Chief Financial Officer	2x

The Company also has a stock retention requirement for directors and NEOs. Any director or NEO who has not achieved the applicable stock ownership threshold must hold all net-settled shares (after payment of withholding taxes, transaction costs and the exercise price for options, as applicable) until he or she meets the applicable stock ownership threshold.

No Hedging or Pledging Transactions

We have a policy prohibiting all directors and NEOs from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, and collars) designed to hedge or offset any decrease in the market value of our equity securities. We also have a policy that prohibits directors and NEOs from using shares of our common stock, in any pledging transactions.

Insider Trading Policy

The Company has adopted an Insider Trading Policy Statement that governs the purchase, sale, and/or other dispositions of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards.

Clawback Policy

The Company has adopted a compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding listing standards of the New York Stock Exchange. This policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of granted, earned or vested incentive-based compensation that was based wholly or in part upon the attainment of one or more financial reporting measures and erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Board Membership

The Nominating and Corporate Governance Committee assists the Board of Directors in establishing criteria and qualifications for potential Board members. The committee identifies individuals who meet such criteria and qualifications to become Board members and recommends to the Board such individuals as potential nominees for election to the Board. In addition, after consideration of the experience and qualifications matrix set forth on page 10 and other needs of the Board, the Nominating and Corporate Governance Committee seeks competencies, attributes, skills and experience that will complement and enhance the Board’s existing make-up, while taking into account expected retirements, to best facilitate Board succession, transition and effectiveness. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, to recommend a group that can best continue the success of our Company.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for the Company. Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates varying degrees of risk oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees of the Board; for example, the Audit Committee is responsible for the Company’s enterprise risk management. The risk oversight responsibilities of the committees of the Board are discussed further in “Committees of the Board of Directors” below. The Board believes the leadership structure described in “Board Leadership Structure” above facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Chairman of the Board (and Lead Independent Director if the Chairman is not independent), and working through its committees, to proactively participate in the oversight of management’s actions.

kimcorealty.com	2025 Proxy Statement	5

Governance at Kimco

Leaders in Corporate Responsibility

The Company strives to build a thriving and viable business, one that succeeds by delivering long-term value for our stockholders. We believe that the Company’s Corporate Responsibility program is aligned with its core business strategy of creating destinations for everyday living that inspire a sense of community and deliver value to our many stakeholders.

Select Program Highlights

•	Achieved full allocation of the Company’s Green Bond as of June 30, 2024.
•	Early achievement of goal to construct or entitle at least 12,000 residential units by 2025, as part of our effort to create quality mixed-use live-work-play environments.
•	Early achievement of goal to install Curbside Pickup® infrastructure at 100% of qualified sites by 2025.
•	Published standalone Vendor Business Practices Policy.
•	Certified 36 additional properties via IREM® Certified Sustainable Properties Volume Program in 2024, resulting in 55 IREM® CSP certified properties across the portfolio.
•	Regularly engaged on Corporate Responsibility topics and projects with stakeholders including Board, leadership, employees, stockholders and joint venture partners, tenants and retailer partners, and vendors and communities.

For more information on Kimco’s Corporate Responsibility program, please see the Corporate Responsibility Report posted on the company’s website. The information contained in our Corporate Responsibility Report and the additional disclosures found on the Company’s website do not constitute part of this Proxy Statement.

6	Kimco Realty	kimcorealty.com

Governance at Kimco

Committees of The Board of Directors

Audit Committee

Committee Members	Key Responsibilities

Richard B. Saltzman, Chair
Philip E. Coviello
Nancy Lashine
Frank Lourenso
Henry Moniz

Number of meetings in fiscal year
2024: 6

The Board has determined that each member of the Audit Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the NYSE.

The Board has determined that each member of the Audit Committee is an audit committee financial expert in accordance with Item 407(d)(5) of Regulation S-K.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website located at www.kimcorealty.com.

•Assists the Board in its oversight and financial risk assessment of:

•the integrity of our financial statements

•our accounting and reporting processes and internal controls

•REIT and other tax compliance

•our internal audit functions

•our cybersecurity program

•Selects, engages and reviews the independence and performance of our internal auditors and external registered public accounting firm

•Assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory requirements, including matters related to the Company’s financial statements

•Has the ultimate authority and responsibility to select, evaluate, terminate and replace our independent registered public accounting firm

•Enterprise risk management

•Oversees risk and compliance related to the Company’s cybersecurity program, such as governance, policies and procedures and cyber incident response.

•Approves the Audit Committee Report as shown on page 45. The report further details the Audit Committee’s responsibilities

Each year, management and the Company’s internal auditors prepare an enterprise risk assessment matrix (“ERM”) that is reviewed and approved by the Audit Committee.

The Audit Committee meets with management quarterly and receives regular reports from management, independent auditors and legal advisors regarding the Company’s assessment of risks including those related to our financial reporting function, cybersecurity, artificial intelligence (“AI”), and those addressed in the ERM. The Audit Committee oversees management’s implementation of our cybersecurity risk management program and receives quarterly briefings from the Chief Information Security Officer regarding the emerging cybersecurity threat and risk landscape as well as the cybersecurity risk management program and related readiness, resiliency, and response efforts. In addition, the Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. There were no material internal control deficiencies.

The Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, the ERM, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is an effective approach for addressing the risks facing the Company.

Additional Risk Oversight

Oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board, and our Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk.

Reviews and monitors our compliance programs, including the whistleblower program and whistleblower helpline with respect to financial reporting and other matters.

The Audit Committee also oversees risk by working with management to adopt and to review annually, or on an as needed basis, a Code of Conduct designed to support the highest standards of business ethics.

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Governance at Kimco

Executive Compensation Committee

Committee Members	Key Responsibilities

Valerie Richardson, Chair
Nancy Lashine
Frank Lourenso
Mary Hogan Preusse
Richard B. Saltzman

Number of meetings in fiscal year 2024: 5

The Board has determined that each member of the Executive Compensation Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the NYSE.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is available on the Company’s website located at www.kimcorealty.com.

•Establishes and oversees our executive compensation and benefits programs

•Approves compensation arrangements for senior management, including metric setting and annual incentive and long-term compensation

•Evaluates our Executive Chairman and CEO’s performance

•Reviews senior management leadership, performance, development and succession planning

•Oversees our stock ownership policy

•Reviews the compensation of our non-employee directors

•Administers the Company’s Clawback Policy

•Oversees risk management by participating in the creation of compensation structures that create incentives to support an appropriate level of risk-taking behavior consistent with the Company’s business strategy and stockholder interests

The Executive Compensation Committee has retained an independent compensation consultant, Pay Governance LLC (“Pay Governance”), which performs no other services for the Company other than executive compensation consulting services.

Nominating & Corporate Governance Committee

Committee Members	Key Responsibilities

Mary Hogan Preusse, Chair
Philip E. Coviello
Henry Moniz
Valerie Richardson
Richard B. Saltzman

Number of meetings in fiscal year 2024: 5

The Board has determined that each member of the Nominating & Corporate Governance Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the NYSE.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website located at www.kimcorealty.com.

•Oversees governance related risks by working with management to establish corporate governance guidelines, including the leadership structure of the Board and membership on committees of the Board

•Reviews Corporate Responsibility related policies and initiatives with management quarterly, or on an as needed basis, and oversees the progress and implementation of the goals established for the Company’s Corporate Responsibility program

•Assists our Board in establishing criteria and qualifications for potential Board members

•Identifies and recruits high-quality individuals to become members of our Board and recommends director nominees to the Board, placing emphasis on the importance of a board with a variety of backgrounds and perspectives and determining director independence

•Leads the Board in its annual assessment of the Board’s performance

•Reviews committee membership and recommends nominees for each committee of the Board

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Governance at Kimco

Certain Relationships and Related Transactions

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

•	Code of Conduct;
•	Corporate Governance Guidelines;
•	Nominating and Corporate Governance Committee Charter; and
•	Audit Committee Charter

Our Code of Conduct applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Conduct is available through the Investors/Governance/Governance Documents section of the Company’s website located at www. kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Executive Chairman of the Board of Directors. Any significant conflict must be resolved, or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Corporate Governance Guidelines, Code of Conduct and other Company policies. The Corporate Governance Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Pursuant to the Audit Committee Charter and the Audit Committee’s policy regarding related-person transactions, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

Joint Ventures

Mr. Milton Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives fees and proceeds related to these joint ventures and partnerships from time to time.

Family Relationships

Ross Cooper, President, Chief Investment Officer and Director of the Company, is the grandson of Mr. Milton Cooper, Executive Chairman of the Board of Directors. At the Annual Meeting, Milton Cooper will retire as Executive Chairman and assume the title of Chairman Emeritus.

Transactions with Ripco Real Estate Corporation

Ripco Real Estate Corp. and its subsidiaries and affiliates (“Ripco”), a leading broker in the metro New York area and in Florida with 150 associates and eight offices, serves as a leasing agent and representative for national and regional retailers including Target, Best Buy, TJX Corp. and many others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Milton Cooper, Executive Chairman of the Board of Directors of the Company. At the Annual Meeting, Milton Cooper will retire as Executive Chairman and assume the title of Chairman Emeritus. During 2024, the Company paid brokerage commissions of $0.6 million to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

kimcorealty.com	2025 Proxy Statement	9

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Our Director Nominees

The Company’s Bylaws (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of 10 directors, all of whom other than Mr. Milton Cooper are standing for election at the Annual Meeting. If authorized, and unless otherwise noted by the authorizing stockholder, the persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of each of the nine nominees for director designated below, with each to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these recommended nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.

We are requesting that the stockholders elect the nominees for director (listed below) to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualify. The Board of Directors recommends a vote FOR each nominee.

Vote Required

Nominees for director shall be elected by a majority of the votes cast in person or by proxy at the Annual Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The Board unanimously recommends that you vote “for” each of the nominees set forth in this proxy statement.

	Ross Cooper	Philip E. Coviello	Conor C. Flynn	Nancy Lashine	Frank Lourenso	Henry Moniz	Mary Hogan Preusse	Valerie Richardson	Richard B. Saltzman
Primary Role	Kimco President and Chief Investment Officer	Former Latham & Watkins LLP Partner	Kimco CEO	Founder and Managing Partner of Park Madison Partners	Former EVP of JPMorgan Chase & Co.	Chief Compliance Officer of Meta	Formerly Managing Director and co- head of Americas Real Estate for APG Asset Mgmt. U.S.	Chief Operating Officer of the ICSC	Former CEO and President of Colony Capital
Age	42	81	44	68	84	60	56	66	68
Director Since	2025	2008	2016	2025	1991	2021	2017	2018	2003
Independent

Committee
Audit
Executive Compensation
Nominating and Corporate Governance

Experience/Qualifications
Business Leadership
Reit / Real Estate
Public Company Executive
Investment / Financial
Corporate Responsibility
Legal
Risk Oversight
Cybersecurity

Attendance: During 2024, each director (excluding Mr. Ross Cooper and Ms. Lashine who were elected to the Board of Directors on January 21, 2025) attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such director served.

10	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Board Composition

The following charts show the composition of the nine director nominees by age, tenure, gender, board refreshment and race / ethnicity. More information about our process for evaluating the composition of the Board can be found on page 12.

Racial/Ethnic Identification: 7 White, 1 Black, 1 Hispanic/Latinx

kimcorealty.com	2025 Proxy Statement	11

Proposal 1: Election of Directors

Succession Planning and Board Refreshment

Our Nominating and Corporate Governance Committee evaluates the specific personal and professional attributes of each director candidate against those of the existing board to ensure an appropriate mix of skills, experiences, backgrounds, tenures, experience, thoughts, expertise, competencies and continuity across the full board, which is integral to the success of our Company. We believe a varied group of directors can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment. The Nominating and Corporate Governance Committee, and any search firm it engages, aims to identify broad director candidate pools for any director candidate positions.

Over the past several years, the Board has refreshed itself, reflecting a balanced and diverse group of skilled, experienced directors with varied perspectives and backgrounds, as reflected in the experience/qualifications matrix and nominee biographies. The Board’s current succession plan reflects the same objectives.

Director Nominee Selection Process

The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders. Such recommendations should include the name, address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

The Nominating and Corporate Governance Committee takes into account many factors in recommending candidates for a director. As described in the Company’s Corporate Governance Guidelines and in the aforementioned Succession Planning and Board Refreshment section, consideration is given to assuring that the Board of Directors, as a whole, considers the overall range of backgrounds on the board in its broadest sense, including representing various experiences, skills and backgrounds. The Nominating and Corporate Governance Committee, and any search firm it engages, aims to identify broad candidate pools for any director candidate positions.

Additional factors include, but are not limited to:

•	knowledge of real estate;
•	the ability to make independent analytical inquiries;
•	general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly traded company in today’s business environment;
•	understanding of the Company’s business on a technical level;
•	other board service; and
•	educational and professional background.

In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of each member of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

12	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Director Candidate Nominations through Proxy Access

Our Bylaws make proxy access available to our stockholders. Under this process, a stockholder or group of up to 20 stockholders who have owned shares of our common stock equal to at least 3% of the aggregate of our issued and outstanding shares of common stock continuously for at least three years may seek to include director nominees in our proxy materials for an annual meeting of stockholders. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors up for election. To be eligible to use proxy access, such stockholders must satisfy other eligibility, procedure and disclosure requirements set forth in our Bylaws.

Limits on Board Service

Service as a member of the Board is a significant commitment in terms of both time and responsibility. Accordingly, each director is encouraged to limit the number of other boards on which he or she serves so that such other directorships and commitments do not materially interfere with his or her service as an effective and active member of the Board of Directors. Service on other boards and/or committees should also be consistent with the Company’s conflict of interest policies and reviewed annually. Our Corporate Governance Guidelines provide for the following limitations:

Position	Maximum Number of Public Company Boards
Board Members	4 other boards
Audit Committee Members	2 other audit committees
kimcorealty.com	2025 Proxy Statement	13

Proposal 1: Election of Directors

Board Self-Assessment and Evaluation

Annual self-evaluation and assessment of Board performance helps ensure that the Board and its committees function effectively and in the best interest of our stockholders. This process also promotes good governance and helps set expectations about the relationship and interaction of and between the Board and management. The Board’s annual self-evaluation and assessment process, which is overseen by our Chairman (or Lead Independent Director if the Chairman is not independent), and Chair of our Nominating and Corporate Governance Committee, is re-evaluated annually and is currently structured and carried out as follows:

Executive Sessions of Non-Management Directors

The non-management directors hold regularly scheduled executive sessions of the Board and its committees without senior management present. These executive sessions are chaired by the Lead Independent Director or Independent Chairman (at Board meetings) or by the committee chairs (at committee meetings), all of whom are independent directors. The non-management directors met in executive session at all of the regularly scheduled Board and committee meetings held in 2024.

14	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Information Regarding Nominees

The members of our Board of Directors provide a broad combination of experience and backgrounds that enable the Board to lead and advise the Company on its most crucial matters. Each of our directors has a distinguished record of leadership positions and decades of experience exercising responsible, prudent judgment in highly competitive businesses. We believe that each of our Board members offers comprehensive, strategic insights into the Company’s competitive position based on their individual backgrounds, which enables them to provide input on central issues of strategy and to oversee its execution by management. This includes directors with longstanding institutional experience with the Company and in the REIT, real estate and retail industries as well as directors who have joined our Board more recently and who bring new perspectives. The members of our Board individually have a proven record of collaboration in successfully implementing business practices, and the Board collectively represents a range of intellectual and experiential backgrounds, with complementary skills and professional training.

Ross Cooper President and Chief Investment Officer and Director Age: 42 Director Since: 2025

Ross Cooper was elected President and Chief Investment Officer in February 2017, and elected to the Company’s Board of Directors in 2025. Prior to that, Mr. Cooper served as Executive Vice President and Chief Investment Officer since May 2015. In his current role, Mr. Cooper works closely with the Company’s Investment Committee, risk team, and regional leadership in overseeing development and implementation of the Company’s acquisition and disposition strategy. Mr. Cooper is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. Mr. Cooper joined the Company in 2006, and he previously served as Vice President of Acquisitions, Dispositions and Asset Management for the Southern Region from 2012 to 2014 and as Senior Vice President from 2014 to 2015.

Ross Cooper holds a B.S. from the University of Michigan and a Master’s in Real Estate from New York University.

Key experience and qualifications to serve on the Board of Directors include:

•	Nearly two decades of experience at the Company, and key roles include Executive Vice President and Chief Investment Officer, Vice President of Acquisitions, Dispositions, and Asset Management for the Southern Region, and Senior Vice President.
•	Extensive responsibilities in overseeing acquisitions, dispositions, and asset management.
•	Voting member of the Company’s Investment Committee, deeply involved in approving new investments, development projects, and property dispositions, demonstrating a strong grasp of risk management and strategic oversight.
Philip E. Coviello Director (Non-Management) Age: 81 Director Since: 2008

Philip E. Coviello has been a Director of the Company since May 2008. Mr. Coviello serves as a member of the Audit Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as a member of the Audit Committee and Compensation and Nominating/Corporate Governance Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:

•	Over 35 years of experience counseling boards of directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance, real estate transactions and other issues that affect public companies.
•	Decades of experience as both issuers’ and underwriters’ counsel in capital markets and real estate activities, heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements, and SEC filings, including representing the Company in its initial public offering.
•	Contributions are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation.

kimcorealty.com	2025 Proxy Statement	15

Proposal 1: Election of Directors
Conor C. Flynn Chief Executive Officer and Director Age: 44 Director Since: 2016

Conor C. Flynn has been the CEO of the Company since January 2016. Mr. Flynn joined the Company in 2003 as an asset manager and has held a variety of senior leadership roles with the organization including President, Chief Operating Officer, Chief Investment Officer and President, Western Region. Mr. Flynn holds a B.A. from Yale University and a Master’s in Real Estate Development from Columbia University. Mr. Flynn is a member and Chair of the Executive Board of Nareit, serves as Chair of Nareit’s Investment Advisory Council, and is a member of Real Estate Roundtable and Urban Land Institute.

Key experience and qualifications to serve on the Board of Directors include:

•	Leadership roles during his over 20 year tenure at the Company include President, Chief Operating Officer, Chief Investment Officer, President of the Western Region and member of the corporate leadership team and Investment Committee.
•	Extensive knowledge and understanding of the Company and current industry and market trends.
•	Role as Chief Executive Officer, together with broad leadership experience and successful team-building efforts at the Company provide unique insights into strategic and operational issues that the Company faces.
•	Extensive operational background, vision and demonstrated leadership results, aligns with the Company’s long-term objectives to adapt to the retail landscape of today through the redevelopment of assets to their highest and best use, in major metropolitan markets.
Nancy Lashine Director (Non-Management) Age: 68 Director Since: 2025

Nancy Lashine has been a Director of the Company since January 2025. Ms. Lashine serves as a member of the Executive Compensation Committee and the Audit Committee. Ms. Lashine is the Founder and Managing Partner of Park Madison Partners, a boutique real asset private equity placement firm. The firm is a leading advisor to investment management firms on their business strategy. Park Madison is headquartered in New York City and is a FINRA regulated broker dealer.

Ms. Lashine has over 35 years of real estate and investment marketing experience. Prior to forming Park Madison Partners, Ms. Lashine was a strategic consultant advising leading institutional real estate investment managers on product development and the implementation of institutional marketing initiatives. Clients included Lehman Brothers, Angelo Gordon, ING Clarion, Sentinel Real Estate and JER Partners. Ms. Lashine was an early member of The O’Connor Group from 1985 to 1995 and began her finance career at LF Rothschild, Unterberg and Towbin from 1981 to 1985.

Ms. Lashine earned her MBA at Columbia University Graduate School of Business, and a BFA, cum laude, from Case Western Reserve in Dance Theatre. She serves on the Columbia MBA Real Estate Advisory Board and is a past board member of the Pension Real Estate Association. She is a Global Trustee of Urban Land Institute and member of WX (Executive Women in Real Estate).

Key experience and qualifications to serve on the Board of Directors include:

•	Over 35 years in the industry, with a wealth of experience, deep industry knowledge and relationships as well as skills in capital markets, real estate investment, due diligence, and managing a regulated business.
•	Extensive analytical skills and financial acumen necessary for evaluating and executing complex transactions and guiding investment strategies as well as profound capital solution capabilities, including closed and open-end funds, programmatic investments, and portfolio recapitalizations.
•	Entrepreneurial leadership and a strong foundation in business management and strategic thinking.
•	Manages a real estate capital market firm and offering strategic guidance and consultation to prominent institutional real estate investment clients.

16	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors
Frank Lourenso Director (Non-Management) Age: 84 Director Since: 1991

Frank Lourenso has been a Director of the Company since December 1991. Mr. Lourenso serves as a member of the Executive Compensation Committee and the Audit Committee.

Mr. Lourenso was an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) from 1990 until his retirement in June 2013. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:

•	Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social, and corporate governance issues.
•	Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.
•	Expertise in management oversight and financial matters relating to complex global organizations.
Henry Moniz Director (Non-Management) Age: 60 Director Since: 2021

Henry Moniz has been a Director of the Company since January 2021. Mr. Moniz is currently a member of the Audit and Nominating and Corporate Governance Committees. Mr. Moniz joined Meta Platforms, Inc. (formerly Facebook) as Chief Compliance Officer in February of 2021 and formerly served as the Chairman of the board of directors of Meta Payments, Inc. Prior to his move to Facebook, Mr. Moniz was the Executive Vice President and Chief Compliance Officer at Paramount Global (formerly ViacomCBS Inc.), where he also served as Chief Audit Executive. Mr. Moniz was at Paramount Global from 2004 to 2021 and also previously served as Chairman of the Privacy/ IT Security Council; Vice President, Associate General Counsel; and Chairman of the Compliance Committee. Prior to joining Paramount Global, Mr. Moniz was a Partner at Bingham McCutchen (now part of Morgan Lewis), served as Minority Counsel to the U.S. House Judiciary Committee for the Impeachment Inquiry on President Clinton, and as a federal prosecutor in the Boston and Miami United States Attorney’s Offices for the U.S. Department of Justice. Mr. Moniz currently serves on the Advisory Board of the Center on the Legal Profession at Harvard Law School. Mr. Moniz previously served through January 2021 on the Advisory Board for Acritas, the legal market data firm that is now part of Thomson Reuters. He holds a J.D. from the University of Pennsylvania Law School and an A.B. from Bowdoin College.

Key experience and qualifications to serve on the Board of Directors include:

•	Over 30 years of experience counseling boards of directors and senior management on legal and regulatory compliance, ethics, corporate governance and enterprise risk management.
•	Extensive risk management experience on cybersecurity and information technology controls.
•	Broad legal expertise developed during his career as a federal prosecutor and Minority Counsel to the U.S. House Judiciary Committee, a partner at a major law firm and in-house roles at ViacomCBS and Facebook.

kimcorealty.com	2025 Proxy Statement	17

Proposal 1: Election of Directors
Mary Hogan Preusse Lead Director (Non-Management) Chair of Nominating & Corporate Governance Committee Age: 56 Director Since: 2017

Mary Hogan Preusse has been a Director of the Company since February 2017. Ms. Hogan Preusse currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee. Ms. Hogan Preusse retired from APG Asset Management US Inc., a leading manager of pension assets, in May 2017. She joined APG’s predecessor in 2000 as a senior portfolio analyst and portfolio manager, and served from January 2008 to May 2017 as Managing Director and co-head of Americas Real Estate for APG Asset Management US Inc. She also served on the Executive Board of APG Asset Management US Inc. from 2008 until 2017. Prior to joining APG, Ms. Hogan Preusse spent eight years as a sell-side analyst covering the REIT sector and began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse currently serves on the boards of directors of Digital Realty Trust, Inc., Host Hotels & Resorts, Inc. and Realty Income Corporation, and serves as a senior adviser to Fifth Wall Ventures Management LLC. She previously served on the board of directors of VEREIT, Inc. until its merger with Realty Income Corporation in November 2021. In 2015, she was the recipient of Nareit’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry. She also serves on the Advisory Board of Governors for the Nareit Investment Advisory Council, and is a member of the Real Estate & Infrastructure Advisory Board for the Carey Business School at Johns Hopkins University. Ms. Hogan Preusse holds an A.B. in Mathematics from Bowdoin College in Brunswick, Maine and has served as a member of Bowdoin’s Board of Trustees since 2012.

Key experience and qualifications to serve on the Board of Directors include:

•	Significant experience in the REIT industry, including over 30 years of REIT financial statement analysis and underwriting and as a frequent panelist and speaker at industry conferences.
•	Experience managing all of APG’s public real estate investments in North and South America, with approximately $13 billion in assets under management at the time of her announced departure from APG.
•	Extensive experience interacting with management and directors of publicly-traded REITs to discuss matters of governance and compensation during her career in asset management.
Valerie Richardson Director (Non-Management), Chair of the Executive Compensation Committee Age: 66 Director Since: 2018

Valerie Richardson has been a Director of the Company since June 2018. Ms. Richardson is currently the Chair of the Executive Compensation Committee and a member of the Nominating and Corporate Governance Committee. Ms. Richardson is the Chief Operating Officer of the International Council of Shopping Centers (“ICSC”), a position she has held since February 2021 and since January 2023 has served as a member of the board of directors of American Healthcare REIT, Inc. Ms. Richardson previously served as the Vice President of Real Estate for The Container Store, Inc. from September 2000 until February 2021. Prior to joining The Container Store in the fall of 2000, Ms. Richardson was Senior Vice President – Real Estate and Development for Ann Taylor, Inc., the specialty women’s apparel retailer, where she administered the company’s store expansion strategy for Ann Taylor and Ann Taylor Loft. Before Ann Taylor, Ms. Richardson was Vice President of Real Estate and Development of Barnes & Noble, Inc., the country’s largest bookselling retailer. Prior to Barnes & Noble, Ms. Richardson was a Partner in the Shopping Center Division of the Dallas-based developer, Trammell Crow Company. Since 2004, she has been a member of the Board of Trustees of ICSC. She was elected ICSC Chairman for the 2018-2019 term as the first Chairman associated with a retail company and ICSC Vice-Chairperson for the 2017-2018 term. Ms. Richardson previously served on the Board of the ICSC Foundation from 2011 to 2019. Ms. Richardson served as a Trustee at Baylor Scott & White Medical Center – Plano from 2010 to 2016. Ms. Richardson holds an M.B.A. in Real Estate from the University of North Texas and a B.S. in Education from Texas State University.

Key experience and qualifications to serve on the Board of Directors include:

•	Over 35 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers, retail operations and real estate strategy.
•	Involvement in and leadership of the ICSC, a 65,000+ member, professional trade association, provides experience and perspective on industry best practices and public and private retailer and real estate company performance both domestically and internationally.
•	Experience through service as a trustee and head of the Quality Committee at Baylor Scott & White Medical Center – Plano provides corporate governance knowledge and extensive time interfacing with management and directors.
18	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors
Richard B. Saltzman Director (Non-Management), Chair of Audit Committee Age: 68 Director Since: 2003

Richard B. Saltzman has been a Director of the Company since July 2003 and will begin serving as Independent Chairman at the conclusion of the Annual Meeting. Mr. Saltzman is the Chair of the Audit Committee and a member of the Executive Compensation and Nominating and Corporate Governance Committees. He also currently serves, since October 2019, as Senior Advisor at Peaceable Street Capital, a provider of participating preferred equity capital to income producing commercial real estate owners and operators. Mr. Saltzman also serves on the board of directors of Equiem Holdings Pty. Ltd. Mr. Saltzman previously served as the Chief Executive Officer and President of Colony Capital, Inc. (NYSE: CLNY) from 2015 to 2018 and previously served as Senior Advisor and Chairman of the Board of Managers at Ranger Global Real Estate Advisors, an independent SEC-registered investment advisor focused exclusively on the publicly traded global real estate universe. He also served as Chairman of the Board of NorthStar Realty Europe Corp. until August 2019 and Chairman of the Board of Colony Credit Real Estate, Inc., until May 2020. Prior to joining various predecessors of Colony Capital in 2003, Mr. Saltzman spent 24 years in the investment banking business, most recently as a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. Mr. Saltzman received a Nareit Industry Leadership Award in 1999 for his significant and lasting contributions to the REIT industry. Mr. Saltzman holds a B.A. from Swarthmore College and an M.S. from Carnegie Mellon University.

Key experience and qualifications to serve on the Board of Directors include:

•	45 years of experience in real estate and financial services, including investing as a principal and as an investment manager, capital markets and investment banking.
•	Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.
•	35 years of direct experience interacting in various capacities with the Company.

kimcorealty.com	2025 Proxy Statement	19

Proposal 1: Election of Directors

Compensation of Directors

Non-employee directors are compensated for their service on our Board as shown below. Directors who are employees of the Company receive no additional compensation for serving as directors.

The non-management directors may be granted awards of deferred stock in lieu of directors’ fees under the Company’s 2020 Equity Participation Plan, as amended and/or restated from time to time (the “Equity Plan”) or a successor plan. Unless otherwise provided by the Board, a grantee of deferred stock shall have no rights as a Company stockholder with respect to such deferred stock until such time as the common stock underlying the award has been issued.

Elements of 2024 Non-Employee Director Compensation
Annual cash retainer for Board service	$60,000
Additional annual cash retainer for:
Lead Independent Director	$50,000
Non-Chair Members of the:
Audit Committee	$20,000
Executive Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$6,000
Chair of the:
Audit Committee	$45,000
Executive Compensation Committee	$35,000
Nominating and Corporate Governance Committee	$25,000
Restricted Stock or LTIP Unit award (approximate grant value date) (1)	$175,000

(1) Restricted stock awards vest in 20% increments over a five-year period from the date of grant, subject to continued service. Beginning in 2024, non-employee directors may receive an award of LTIP Units (as defined below) in lieu of a restricted stock award, with similar vesting terms.

Non-Management Director Compensation for 2024

The following table sets forth the compensation that each non-management director earned in the calendar year 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Philip E. Coviello	102,250	175,035	277,285
Frank Lourenso	96,000	175,035	271,035
Henry Moniz	96,000	175,035	271,035
Mary Hogan Preusse	165,000	175,035	340,035
Valerie Richardson	121,000	175,035	296,035
Richard B. Saltzman	114,750	175,035	289,785

(1) As of December 31, 2024, Messrs. Lourenso and Saltzman were entitled to 49,222 shares and 82,501 shares of deferred stock, respectively.

(2) Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards granted during the fiscal year ended December 31, 2024 based on the aggregate grant date fair value, calculated in accordance with the provision of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 24 to Consolidated Financial Statements in the Company’s Annual Report on Form 10–K for the year ended December 31, 2024.

As of December 31, 2024, Messrs. Lourenso and Coviello, and Ms. Richardson each held 25,688 shares of restricted stock, Mr. Saltzman and Ms. Hogan Preusse each held 16,698 shares of restricted stock and Mr. Moniz held 23,824 shares of restricted stock as of December 31, 2024. Mr. Saltzman and Ms. Hogan Preusse each held 8,990 restricted LTIP Units.

20	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Executive Officers

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board of Directors, generally at the meeting of the Board following the Annual Meeting. Milton Cooper will not stand for re-election to the Board at the 2025 Annual Meeting of Stockholders and will discontinue his service as a director and as Executive Chairman at the Annual Meeting.

Please see Proposal 1 - Election of Directors - Information Regarding Nominees starting on page 15, for information regarding Ross Cooper and Conor C. Flynn.

Glenn Cohen Executive Vice President and Chief Financial Officer	Age: 61	Tenure: 1995
Glenn G. Cohen was appointed Executive Vice President and Chief Financial Officer of the Company in June 2010. Mr. Cohen served as Treasurer of the Company from 1997-2024. Mr. Cohen is a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, and capital market activities. In addition, Mr. Cohen is responsible for the information technology activities of the Company. Mr. Cohen is an Independent Director for Piedmont Office Realty Trust, Inc. (NYSE: PDM), a real estate investment trust focused on the ownership and management of primarily Class A commercial office space. Mr. Cohen is Chairman of its Executive Compensation Committee and a member of its Audit Committee and Capital Committee. Mr. Cohen was an Independent Director for Quality Care Properties, Inc. (NYSE: QCP), one of the nation’s largest actively-managed real estate investment trusts, specializing in post acute/skilled nursing and managed care/assisted living properties. Mr. Cohen was a member of its Audit Committee. QCP was acquired by Welltower, Inc. (NYSE: WELL) in 2018.

Prior to joining Kimco Realty Corporation in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985 and is a Certified Public Accountant. Mr. Cohen is a member of Nareit, International Council of Shopping Centers (ICSC), New York State Society of Certified Public Accountants (NYSSCPA) and the American Institute of CPAs (AICPA).

Milton Cooper Co-Founder, Executive Chairman	Age: 96	Tenure: 1991
Milton Cooper is the Executive Chairman of the Board of Directors of the Company. Mr. Cooper is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its initial public offering and growth over the past six decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“Nareit”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a Director at Getty Realty Corporation. Mr. Cooper holds degrees from City College in New York and Brooklyn Law School. At the Annual Meeting, Milton Cooper will retire as Executive Chairman and assume the title of Chairman Emeritus.

David Jamieson Executive Vice President and Chief Operating Officer	Age: 44	Tenure: 2007
David Jamieson was appointed Executive Vice President and Chief Operating Officer in February 2017 and prior to that had served as Executive Vice President of Asset Management and Operations since 2015, where his role has been to identify, develop and implement opportunistic value creation strategies that optimize the Company’s portfolio performance, most notably by leading the Company’s redevelopment and emerging mixed-use platform. Mr. Jamieson is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. He is also instrumental in shaping the Company’s Corporate Responsibility strategy with a core focus on long-term sustainability objectives. Previously, he also served as Vice President of Asset Management and Leasing for the Western Region from 2012 to 2015 and as Director of Real Estate for the Western Region from 2009 to 2011. Mr. Jamieson holds a B.S. from Boston College and an M.B.A. from Babson College.
kimcorealty.com	2025 Proxy Statement	21

Proposal 2: Advisory Resolution to Approve Executive Compensation

Proposal 2: Advisory Resolution to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the approval, on a non-binding, advisory basis, of the Company’s executive compensation, as disclosed in this Proxy Statement. Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	•Align executive compensation with the Company’s and the individual’s performance •Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests

•Provide executives with the opportunity to participate in the ownership of the Company

•Reward executives for long-term growth in the value of our stock

•Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals

•Compensate executives with performance-based awards that depend upon the achievement of established corporate targets

•Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain a talented executive team	•Utilize an independent compensation consultant and market survey data to understand pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 23 of this Proxy Statement, which describes in detail our executive compensation philosophy and the design of our executive compensation programs. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has historically determined to hold a Say-on-Pay advisory vote every year, and we expect that the next Say-on-Pay advisory vote will occur at the 2026 Annual Meeting of Stockholders. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2024 and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

Vote Required

The vote required for the advisory resolution to approve the Company’s executive compensation is the affirmative vote of a majority of the votes cast on the proposal. For purposes of this advisory resolution, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The Board unanimously recommends that you vote “for” the advisory resolution to approve the Company’s executive compensation.

22	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

Compensation Discussion & Analysis

Named Executive Officers

Our Compensation Discussion & Analysis (“CD&A”) describes Kimco’s 2024 executive compensation program for its named executive officers, or NEOs, listed below:

•	Milton Cooper, Executive Chairman of the Board of Directors
•	Conor C. Flynn, Chief Executive Officer
•	Ross Cooper, President and Chief Investment Officer
•	Glenn G. Cohen, Executive Vice President and Chief Financial Officer
•	David Jamieson, Executive Vice President and Chief Operating Officer

Our Compensation Philosophy

Our compensation program is designed to attract, motivate and retain executives who are capable of leading our Company to achievement of our key strategic goals, to be competitive with comparable employers and to align the interests of management with those of our stockholders. We pay our NEOs primarily using salary, annual cash-based incentives and equity awards.

We continually seek to refine our executive compensation programs and policies consistent with evolving best governance practices in our industry and our Company’s business strategy. We believe that compensation actually received by our executives reflects our goal to align the interests of management with those of stockholders. The following highlights reflect our commitment to pay for performance and maintain a strong executive compensation governance framework.

Oversight of Compensation

Our Board of Directors has an Executive Compensation Committee (the “Committee” or the “Executive Compensation Committee”) that administers and monitors what and how we pay our NEOs and other executives. The Committee held five meetings in 2024.

The Committee is currently comprised of Valerie Richardson (Chair), Nancy Lashine, Frank Lourenso, Mary Hogan Preusse and Richard B. Saltzman. The Committee routinely consults with its independent compensation consultant and other advisors in making its decisions, as it deems appropriate. The Committee is comprised entirely of independent directors as defined by the NYSE Listed Company Manual.

The Committee’s compensation decisions in 2024 emphasized rewarding corporate and financial performance and individual performance, commensurate with an exceptional year of strong performance across the portfolio while executing on our strategy to be the premier owner and operator of open-air, grocery-anchored shopping centers, and to have a growing portfolio of mixed-use assets, in the U.S.

Executive Compensation Highlights
WHAT WE DO
•	Align pay with performance
•	Deliver a substantial portion of the value of equity awards in performance-based equity awards
•	Include Corporate Responsibility metrics in our annual incentive program
•	Review and approve our annual and long-term incentive plan awards
•	Pay dividends earned on performance-based equity awards only after the performance-based equity awards are earned and vested
•	Review our peer group annually
•	Use an independent compensation consultant
•	Have severance arrangements but not employment agreements
•	Have a compensation clawback policy
•	Maintain a 100% independent Executive Compensation Committee
•	Conduct annual assessments of compensation at risk
WHAT WE DO NOT DO
•	Provide payment gross-ups for taxes
•	Provide compensation or incentives that encourage unreasonable risk-taking
kimcorealty.com	2025 Proxy Statement	23

Compensation Discussion & Analysis

2024 Say-on-Pay Results and Stockholder Engagement

At our 2024 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to vote on an advisory resolution to approve executive compensation, and in future years, we expect such advisory vote will occur annually. Approximately 96% of the votes cast (excluding abstentions and broker non-votes) on the 2024 Say-on-Pay vote were voted in favor of the proposal.

We have considered the results of the 2024 vote and believe the support of our stockholders for that proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance-based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. In the future, we will continue to consider the outcome of our Say- on-Pay votes when making compensation decisions regarding our NEOs.

Historical Say-on-Pay Votes

24	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

Comparison to Competitive Market

The Executive Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. However, NEO compensation is not a direct function of market pay levels. Instead, the Executive Compensation Committee uses market data to help confirm that its NEO pay practices are reasonable. For 2024, the Executive Compensation Committee, with the help of its compensation consultant, reviewed the benchmarking peer group and made adjustments to better reflect a mix of industries, Kimco’s growth in multi-family, and relative market capitalization. As a result of this analysis, Kilroy Realty, SL Green Realty Corp, and Vornado Realty were removed from the peer group, as was Site Centers as a result of their spin-off transaction. Essex Property Trust, Inc. and Mid-America Apartment Communities, Inc. were added to the peer group.

Our senior management team proposed the peer group of companies, which was reviewed and approved by the Executive Compensation Committee and independently reviewed by Pay Governance. Pay Governance reports directly to the Executive Compensation Committee and, in 2024, provided no services to the Company other than executive compensation consulting services. The Executive Compensation Committee reviews compensation data specific to the individual constituents of each peer company as provided in the respective annual proxy statements.

The survey sources utilized by the Executive Compensation Committee in reviewing executive compensation provide aggregate data, and the Executive Compensation Committee is not provided with compensation data specific to any individual constituent company in the surveys, other than any overlap between the survey constituent companies and our peer group discussed above.

Peer Company	Reviewed in 2023 for Setting 2024 Compensation	Reviewed in 2024 for Setting 2025 Compensation
AvalonBay Communities Inc.	✓	✓
Boston Properties Inc.	✓	✓
Brixmor Property Group	✓	✓
Equity Residential	✓	✓
Essex Property Trust		✓
Federal Realty Investment Trust	✓	✓
Healthpeak Properties	✓	✓
Kite Realty Group	✓	✓
Kilroy Realty Corp.	✓
Mid-America Apartment Communities, Inc.		✓
Public Storage	✓	✓
Realty Income Corp.	✓	✓
Regency Centers Corp.	✓	✓
Site Centers	✓
SL Green Realty Corp.	✓
The Macerich Company	✓	✓
Urban Edge Properties	✓	✓
Vornado Realty Trust	✓
W.P. Carey	✓	✓
kimcorealty.com	2025 Proxy Statement	25

Compensation Discussion & Analysis

Elements of our Executive Compensation Program

Our executive compensation program provides pay-for-performance compensation that we believe is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation.

Adjusted FFO, Recurring EBITDA including the pro-rata share of joint ventures (“Recurring EBITDA”), and Leverage, defined as consolidated debt plus the pro-rata share of joint venture debt divided by the total gross consolidated assets and the pro-rata share of joint venture gross assets, are the Company-defined financial metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. The Committee also assesses each NEO’s individual contributions to the Company’s performance in determining awards under our annual incentive program.

The primary components of our executive compensation program, for purposes of establishing 2024 targeted pay, were:

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO and all other NEOs for 2024 was performance-based, commensurate with business results, and “at risk” unless such business results were achieved, as illustrated below.

* Amounts are based on the Summary Compensation Table for 2024 on page 35, excluding the portion of Mr. Milton Cooper’s 2023 bonus that was awarded in 2024 in the form of a stock award.

26	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

Base Salary

In reviewing our NEOs’ base salaries, the Executive Compensation Committee considers each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are approved by the Board of Directors and the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO. The annual base salaries for our NEOs for 2024 were unchanged from their 2023 annual base salaries.

Annual Incentive Plan

Under our executive compensation program, each of the NEOs was eligible to receive an annual cash bonus for 2024 based on the Company’s corporate / financial performance compared to targets, Corporate Responsibility progress towards goals and the NEO’s individual performance against specific quantitative and qualitative goals as further discussed starting on page 28. For 2024, each NEO’s annual bonus opportunity for the performance year was 60% based on the Company’s corporate / financial performance compared to targets as measured by the Company’s (1) Adjusted FFO per diluted share compared to Target FFO, (2) Recurring EBITDA compared to Target EBITDA and (3) Leverage compared to Target Leverage; 30% based on individual NEO performance against specific quantitative and qualitative goals and as evaluated by the Executive Compensation Committee, and 10% based on the achievement of certain Corporate Responsibility initiatives. We calculate Recurring EBITDA starting with the calculation of EBITDA described in Annex A on page 60 and excluding the effects of certain transactional income and expenses. We calculate adjusted FFO per diluted share starting with FFO in Annex A on page 60 and excluding the effects of certain transactional income and expenses.

The table below shows the percentage of the 2024 Total Annual Target Bonus that each of our NEOs would receive based on achievement of specified levels for corporate / financial performance, individual performance and achievement of certain Corporate Responsibility initiatives.

Performance Criteria	Annual Incentive Earned as Percent of the 2024 Total Annual Target Bonus(1)
Corporate / Financial Performance	Threshold	Target	Exceed Target	Maximum
• Adjusted FFO, per diluted share	18.0%	36.0%	54.0%	72.0%
• Recurring EBITDA	6.0%	12.0%	18.0%	24.0%
• Leverage	6.0%	12.0%	18.0%	24.0%
Individual Performance •Evaluation of individual NEO performance by the Executive Compensation Committee against specific quantitative and qualitative goals approved by the Board	7.5%	30.0%	45.0%	60.0%
Corporate Responsibility Performance • Evaluation against specific Corporate Responsibility goals	2.5%	10.0%	15.0%	20.0%
Total 2024 Annual Bonus	40.0%	100.0%	150.0%	200.0%

(1)  The annual bonus is linearly interpolated between the specified performance levels.

In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Flynn’s recommendations (other than with respect to his own target bonus) and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2024 bonuses based on the following analysis of our corporate / financial performance, each applicable NEO’s individual performance and the achievement of certain Corporate Responsibility initiatives.

Corporate / Financial Performance

The table below sets forth the Company’s “Threshold”, “Target,” “Exceed Target,” and “Maximum” levels for each of its corporate and financial performance measures, as well as the actual 2024 performance for each such measure. As noted below, 2024 performance resulted in the achievement of each of these three financial measures at the maximum level of performance.

Corporate/Financial Measure	Threshold	Target	Exceed Target	Maximum	2024 Actual Performance
Adjusted FFO, per diluted share	$1.58	$1.60	$1.62	$1.64	$1.69
Recurring EBITDA	$1,417.0M	$1,453.0M	$1,471.0M	$1,489.0M	$1,531.5M
Leverage	37.3%	36.3%	35.8%	35.3%	35.1%
kimcorealty.com	2025 Proxy Statement	27

Compensation Discussion & Analysis

Individual Performance

The Executive Compensation Committee considers each NEO’s overall performance in determining the individual performance component of each NEO’s annual bonus. For the NEOs other than the CEO, the Committee also considers our CEO’s evaluation of each NEO’s performance and his recommendations for the individual performance bonuses.

The Committee awarded each of Messrs. Milton Cooper, Ross Cooper, Cohen and Jamieson bonuses for calendar year 2024 based on recommendations made by Mr. Flynn and the Committee’s assessment of their 2024 performance compared to specific quantitative and qualitative goals. The Committee awarded Mr. Flynn’s bonus for calendar year 2024 based on the Committee’s review of Mr. Flynn’s 2024 performance.

The material components of such contributions include but are not limited to:

Milton Cooper

•Supported the successful closing of the RPT acquisition, ensuring the transaction was both accretive and leverage-neutral for shareholders as the purchase price reflected this portfolio was acquired at an implied cap rate of approximately 8.5%, and $165 per square foot, which was below replacement cost.

•Leveraged his extensive knowledge and experience to provide steady mentorship to the executive team, guiding them through deal economics amidst an uncertain macroeconomic environment, including fluctuating interest rates.

•Offered strategic guidance to the team for reinvesting the final tranche of ACI proceeds, significantly enhancing the balance sheet and reducing leverage, which contributed to achieving an A- credit rating.

•Remained an active voting member of the Company’s Investment Committee, which approved the $322 million purchase of Waterford Town Center—the largest single property acquisition in the Company’s history. Additionally, oversaw several structured investment deals, including a new $146 million investment in The Rim, a 1.2 million square foot mixed-use lifestyle center in San Antonio, one of the top-visited shopping centers in Texas.

Conor C. Flynn

•Supported the operations team strategic initiatives that produced robust leasing results that included over 11 million square feet leased with an 11.3% increase in average pro-rata, comparable rent spreads during 2024 with overall pro-rata occupancy rising 10 basis points year-over-year to 96.3%. Among these leasing achievements was the completion of 11 new grocer leases, which increased the concentration of annual base rent from grocery-anchored centers to 84% by the end of 2024

•Guided the completion of the $2.3 billion acquisition of RPT Realty, in an all-stock transaction, adding 56 open-air shopping centers comprising 13.3 million square feet of gross leasable area, to the Company’s shopping center portfolio, in a leverage-neutral manner as well as the successful integration of RPT platform which resulted cost-saving synergies of $36 million, which exceeded underwriting estimates by 13%.

•Navigated liability risk management and capital growth during a continued period of interest rate uncertainty, by directing the Company’s Chief Financial Officer to: Prefund a $500 million unsecured bond maturing in 2025 with a new 10-year, $500 million 4.85% unsecured bond issued in September 2024; raising $136.3 million from Company’s at-the-market (“ATM”) equity sales program, and securing $299.1 million from the sale of Kimco’s remaining ACI common shares.

•Ensured that the Company’s financial position remained strong by taking measures to reduce leverage, expand liquidity levels and improve Kimco’s unsecured credit ratings. The Company ended the year with approximately $2.7 billion in immediate liquidity including full access to its $2.0 billion unsecured revolving credit facility and $690 million in cash and cash equivalents. Kimco lowered Consolidated Net Debt to EBITDA leverage ratio to 5.3x by year-end, its best level recorded, and received an “A-” credit rating from Fitch Ratings, along with maintaining investment grade ratings from S&P Global Ratings and Moody’s.

•Furthered Kimco’s densification initiatives by securing over 2,400 new residential entitlements in 2024, reaching the total goal of 12,000 entitled multifamily units a year ahead of schedule providing the opportunity to further expand our mixed-use portfolio and position the Company to be ideally positioned in the retail and multifamily sectors for the foreseeable future.

•Continued to champion the Company’s corporate responsibility goals in 2024 including the installation and activation of Curbside Pickup services, advancements in low-carbon transportation infrastructure (implemented in 25% of properties), and surpassing the 2025 common area water efficiency goal by reducing water usage by over 20% since 2020. These accomplishments contributed to Kimco earning top-tier corporate responsibility rankings, including Nareit Leader in the Light, GRESB Public Disclosure, DJSI North America 2023, FTSE4Good, and ISS “Prime” rating in 2024.

Ross Cooper

•Led the execution of the expedited disposition of ten former RPT properties for an aggregate price of $248 million, which reflected pricing similar to what the Company acquired the entire RPT portfolio, and resulted in Kimco achieving its 2024 disposition target at the end of the first quarter.

•Oversaw a disciplined capital allocation strategy through accretively blending shopping center acquisitions and investments under the Company’s Structured Investment program offsetting any dilution from the rapid sale of 10 former RPT properties and several joint venture property dispositions.

•Spearheaded the $322 million accretive purchase of Waterford Town Center, the largest single property acquisition in the Company’s history at an attractive return as well as growing the Company’s Structured Investment Program by over $200 million to over $422 million. This included an additional $146 million investment in The Rim, a 1.2 million square foot, mixed-use lifestyle center located in San Antonio, which is one of the top-visited shopping centers in Texas.

•Guided the subsequent purchase of The Markets at Town Center, a 254,000-square-foot center in Jacksonville, Florida for $108 million in January of 2025. The property, anchored by Sprouts Farmers Market, marked the first property Kimco has acquired through its Structured Investment Program.

28	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis
Glenn G. Cohen

•   Strengthen the balance sheet as the Company ended the year with approximately $2.7 billion of immediate liquidity, including full availability on the $2.0 billion unsecured revolving credit facility and $690 million of cash and cash equivalents on the balance sheet.

•   Reduced leverage based on Consolidated Net Debt to EBITDA leverage ratio of 5.3x at year end, representing the best level since the Company began tracking this metric.

•   Skillfully navigated liability risk management through the prefunding of a $500 million unsecured bond that matured in February of 2025 with the issuance of a new 10-year, $500 million 4.85% unsecured bond in September of 2024. The proceeds from the new bond were invested in high-quality, interest-bearing funds at a yield higher than the rate on the new unsecured bond.

•   Achieved full allocation of the Company’s $500 million green bond, as of June 2024.

•   Raised $136.3 million of net proceeds from the sale of 5.4 million shares of common stock through the company’s ATM equity offering program at an average price of $25.07 per share.

•   Completed a cash tender for 409,772 depositary shares, with each depositary share representing 1/1,000 of a share, of the Company’s 7.25% Class N Cumulative Convertible Perpetual Preferred Stock for a total of $26.7 million.

•   Sold the remaining 14.2 million shares of ACI common stock at a net price of $21.05 per share, resulting in $299.1 million of net proceeds.

•   Achieved an “A-” credit rating from Fitch Ratings and maintained a BBB+ and Baa1 investment grade unsecured debt ratings from S&P Global Ratings and Moody’s, respectively. Also received a “Positive” outlook from S&P Global Ratings and, subsequently in 2025, was put on “Positive” outlook by Moody’s.

•   Oversaw the utilization of spatial data visualization technology to develop interactive site plans, enabling tenants, brokers, and internal teams to visualize property and unit-level data to support operational decision-making.

David Jamieson

•   Continued to lead strategic initiatives that produced strong leasing results and year-over-year increases in occupancy levels. This included leasing over 11 million square feet with average pro-rata, comparable rent spreads increasing 11.3% with new leases growing by 35.48 and renewals and options up 7.6% in 2024. This helped raise the Company’s overall pro-rata occupancy to 96.3%, which is up 10 basis points year-over-year.

•   Managed the successful integration of RPT with the operations team exceeding budget expectations with this portfolio by signing 57 new leases and 98 renewals or option exercises with an average pro-rata, comparable rent spreads increasing 52% and 9.9%, respectively. Overall, Kimco increased RPT’s occupancy levels by 120 basis points, with anchor occupancy rising 140 basis points and small shop occupancy up 50 basis points. These efforts contributed to the RPT same site NOI, which is an internal metric, to grow 6.2% in 2024.

•   Directed the creation of the National Retailer Account Program, strategically launching it for 12 retailers to expand market share and foster constructive relationships. Additionally, spearheaded the development of a National Tenant dashboard, which has now been expanded to include all tenants, with further expansion plans slated for 2025.

•   Continually guided the strategic direction and development of the operating team responsible for launching the Lifestyle Collection in July, a dedicated team overseeing 12 lifestyle projects that demand a unique and differentiated skill set from the core operating portfolio. Assigned dedicated leasing, property management, and marketing teams to focus exclusively on this product type.

•   Secured over 2,400 new residential units in 2024, bringing the total number of entitled multifamily units, including those under construction or completed, to over 12,000. This achievement surpasses the 2025 strategic target of 12,000 units a year ahead of schedule.

•   Guided the Company’s construction and redevelopment teams to successfully complete 13 anchor repositioning projects and 12 redevelopment projects at stabilized blended yields of 18.8% and 9.6%, respectively.

Annual Incentive Plan – 2024 Results

					Bonus
	Bonus	Bonus		Bonus	Component:
	Component:	Component:	Bonus	Component:	Quantitative	Total Annual
	Adjusted FFO,	Recurring	Component:	Corporate	and Qualitative	Cash Incentive
Name	per diluted share	EBITDA	Leverage	Responsibility(1)	Assessment(2)	Earned for 2024(3)
Milton Cooper	$612,000	$204,000	$204,000	$170,000	$510,000	$1,700,000
Conor C. Flynn	$1,296,000	$432,000	$432,000	$360,000	$1,080,000	$3,600,000
Ross Cooper	$522,000	$174,000	$174,000	$145,000	$435,000	$1,450,000
Glenn G. Cohen	$504,000	$168,000	$168,000	$140,000	$420,000	$1,400,000
David Jamieson	$504,000	$168,000	$168,000	$140,000	$420,000	$1,400,000

(1) The Executive Compensation Committee assessed progress towards the Company’s Corporate Responsibility initiatives (described elsewhere in this Proxy Statement) during 2024 and determined that performance in respect of these initiatives was attained at the maximum performance level.

(2) The decision to pay each NEO an annual bonus of 200% of their target bonus with respect to their individual component was based on the Committee’s quantitative and qualitative assessment of each individual’s contributions to the Company’s performance in 2024 in their respective job functions.

(3) NEOs may elect to receive Restricted Stock or LTIP Units under the Company’s 2025 Equity Participation Plan (the “2025 Plan”) in lieu of some or all of their annual cash bonus for calendar year 2024, subject to the approval of the 2025 Plan by the Company’s stockholders and effective as of the date immediately following such approval. The number of shares of Restricted Stock or LTIP Units will be determined by (i) multiplying 120%, by the applicable bonus amount (or portion thereof) and (ii) dividing the product by the Fair Market Value (as defined in the 2025 Plan) of a share of the Company’s common stock on the date of stockholder approval of the 2025 Plan, with the result rounded down to the nearest whole share. The NEO may elect a five-year ratable vesting or a five-year cliff vesting schedule. Mr. Milton Cooper elected to be paid his 2024 annual bonus payment in the form of shares of restricted stock, and Mr. Flynn elected to be paid his 2024 annual bonus payment in the form of LTIP Units.

kimcorealty.com	2025 Proxy Statement	29

Compensation Discussion & Analysis

2024 Compensation Awarded

The table below summarizes the total compensation awarded to each NEO (see pages 23 through 44 of this Proxy Statement for further detail) with respect to 2024.

Name	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Milton Cooper	750,000	1,707,725	1,700,000	3,759	4,161,484
Conor C. Flynn	1,000,000	6,304,689	3,600,000	24,336	10,929,025
Ross Cooper	700,000	1,718,033	1,450,000	25,838	3,893,871
Glenn G. Cohen	675,000	1,718,033	1,400,000	24,197	3,817,230
David Jamieson	675,000	1,718,033	1,400,000	13,899	3,806,932

Long-Term Incentive Plan Overview

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. The Executive Compensation Committee used its business judgment, after reviewing various peer compensation data, to determine appropriate equity compensation in order to recognize the potential of our executive officers for our business and retain our executive officers for the long term. The Company does not currently use stock options to compensate its directors, officers or employees.

2024 Long-Term Incentive Weighting at Target*

Long-Term Incentive Component	NEOs’ Weight at Target
Time-Based Equity Award	33%
Performance-Based Equity Award: 2024-2026 Relative TSR	67%

* Excludes shares granted to Mr. Milton Cooper in 2024 in lieu of his 2023 annual bonus and the value of the Dividend Equivalent LTIP Units granted to Mr. Flynn (described in further detail below.)

In 2022, each of the NEOs was granted performance shares that permitted them to earn vested shares of common stock based on the Company’s total stockholder return (“TSR”) compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of grant. The grant date fair value of the performance shares granted to Messrs. Milton Cooper and Flynn for 2022 was $1,285,028 and $5,140,424, respectively, and for Messrs. Ross Cooper, Cohen and Jamieson was $1,542,034 each calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures.

The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance share award – in this case, the Company’s TSR over the applicable performance period and the TSR of the companies in the Bloomberg REIT Shopping Center Index. The Company’s TSR for the 2022-2024 performance period was in the 50.7th percentile of the peer group. In making this determination, the Executive Compensation Committee removed Urstadt Biddle Properties Inc. from the peer group because they ceased to be publicly traded, and also removed RPT, because the Executive Compensation Committee determined that it was no longer suitable for inclusion because an acquisition was announced during the performance period. Because this was above the target level of the award but below the maximum level, 101.5% of the shares were issued in respect of the 2022 performance share awards and each of the NEOs realized a value in respect of these awards.

Long-Term Incentives — Time-Based Restricted Shares

Approximately 33% of the value of the equity awards granted in 2024 to the NEOs was awarded in the form of time-vesting restricted stock eligible to vest (excluding the award granted to Mr. Milton Cooper in 2024 in lieu of his 2023 annual bonus), at the election of the NEO, either in 20% increments on each of the first, second, third, fourth and fifth anniversaries of February 13, 2024, or in a single installment on February 13, 2029.

In 2024, we also issued Mr. Milton Cooper 85,070 shares of restricted stock subject to time-based vesting conditions. These shares were issued pursuant to his election to receive his 2023 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the day before the grant date equal to 120% of his bonus award. These restricted shares are scheduled to vest in a single installment on February 13, 2029. These restricted shares also entitle him to receive dividends associated with the underlying shares.

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Compensation Discussion & Analysis

Long-Term Incentives — Performance Shares

Approximately 67% of the value of the equity awards granted in 2024 (excluding the award granted to Mr. Milton Cooper in 2024 in lieu of his 2023 annual bonus) to the NEOs was awarded in the form of performance shares. The performance shares granted in 2024 permit the NEOs to earn vested shares of common stock based on the Company’s TSR compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of the grant. The performance shares granted in 2024 also include the right to receive, if and when the underlying shares are earned, the equivalent value (paid in shares without interest) of dividends declared on the earned shares following issuance of the performance shares and before issuance of any earned stock. The 2024 performance shares provide a target number of shares that may be earned in the performance period if the Company’s TSR for the period equals the 50th percentile of its peers listed in the Bloomberg REIT Shopping Center Index. The number of performance shares actually earned for the performance period may range between a threshold of 50% of the target number of shares if the Company’s TSR for the period is at least in the 25th percentile of its peers listed in the Bloomberg REIT Shopping Center Index and a maximum of 200% of the target number of shares for the period if the Company’s TSR for the period equals or exceeds the 85th percentile of its peers listed in the Bloomberg REIT Shopping Center Index.

Linear interpolation is used to determine the shares earned for the performance period if the Company’s total stock-holder return falls between the specified percentile levels. If the Company’s TSR for the performance period is less than the threshold level, no performance shares are earned or issued for the period.

Companies listed in the Bloomberg REIT Shopping Center Index on January 1st of each calendar year (excluding the Company) are the peer group used to determine relative TSR and the number of shares of stock earned with respect to each performance period beginning on January 1, 2024. If a constituent company in the peer group ceases to be actively traded, due, for example, to merger or bankruptcy or the Executive Compensation Committee otherwise reasonably determines that it is no longer suitable, then such company shall be removed from the peer group.

Peer Company	Bloomberg REIT Shopping Center Index as of 1/1/2024	Bloomberg REIT Shopping Center Index as of 1/1/2025
Acadia Realty Trust	✓	✓
Alexander’s Inc.	✓	✓
Brixmor Property Group, Inc.	✓	✓
Federal Realty Investment Trust	✓	✓
Kite Realty Group Trust	✓	✓
Phillips Edison	✓	✓
Regency Centers Corp.	✓	✓
Retail Opportunity Investment Corp.	✓	✓
Saul Centers Inc.	✓	✓
Site Centers Corp.	✓	✓
Urban Edge Properties	✓	✓
Whitestone REIT	✓	✓

Long-Term Incentives — LTIP Units

In 2024, the Company adopted a new program providing for grants of equity incentive awards based on separate classes of units of membership interests in Kimco Realty OP, LLC (“Kimco OP”), referred to as “LTIP Units.” LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, which means that they cannot have any value on the date of grant were Kimco OP to be liquidated on that date. As profits interests, LTIP Units only have value, other than with respect to the right to receive certain distributions, if the value of the assets of Kimco OP increases following the time of issuance of LTIP Units. Once LTIP Units have been allocated value equivalent to the Class A common units of Kimco OP, the LTIP Units may be converted, subject to the satisfaction of all applicable vesting conditions, currently on a one-for-one basis into Kimco OP Class A common units. Kimco OP Class A common units are exchangeable by the holder for cash or, at the Company’s election, currently on a one-for-one basis into shares of Company common stock. LTIP Units may not be exchanged directly for cash or Company common stock.

LTIP Units are intended to offer Company executives similar long-term incentives as time-based restricted shares and performance share awards described above. The Company offers this program to its executives and non-employee directors as an alternative to the Company’s established annual long-term incentive programs.

kimcorealty.com	2025 Proxy Statement	31

Compensation Discussion & Analysis

Accordingly, in 2024, the Company’s executives (including our NEOs) and non-employee directors were eligible to request to receive, on a value-for-value basis, their annual equity awards in the form of LTIP Units. All LTIP Units received by the Company’s NEOs are subject to the same vesting and similar other terms and conditions as those that would apply to awards of time-based restricted shares and performance share awards. Additionally, performance-based LTIP awards covered an additional number of LTIP Units that were intended to reflect estimated dividends that would be payable during the three-year performance period (such additional number of LTIP Units, the “Dividend Equivalent LTIP Units”), which are eligible to vest at the end of the performance period based on actual performance and the amount of dividends paid. Mr. Flynn elected to receive his 2024 annual equity award in the form of LTIP Units.

Additional Compensation Considerations

Long-Term Incentives

The Executive Compensation Committee may accelerate equity vesting upon an NEO’s termination at its discretion, including upon a qualifying retirement from the Company. We do not maintain special pension plans for our NEOs because we believe the accelerated vesting of certain equity awards in connection with retirement should offset the lack of such plans, though we generally retain discretion on whether or not to accelerate equity awards in connection with retirement.

If an NEO holding time-based restricted stock or time-based LTIP Units is terminated prior to vesting as a result of his death or disability or, with the consent of the Executive Compensation Committee, due to his retirement, or (for participants in the Executive Severance Plan) is terminated by the Company without cause, the employee would generally vest in the unvested equity awards. Prior to vesting, recipients of restricted stock may vote the shares and also receive dividends. Additionally, upon a qualifying termination of employment, a participant may remain eligible to receive payment for outstanding performance shares or performance-based LTIP Units upon the achievement of the applicable performance goals and without regard to any continued employment condition.

Executive Severance Plan – “Double-Trigger” Change in Control Severance Arrangement

On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan (as amended from time to time, the “Executive Severance Plan”), pursuant to which certain of our NEOs are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Executive Severance Plan), subject in all cases to the terms and conditions described in the Executive Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination occurs within two years following a change in control.

The participant will also receive a payment equivalent to 18 months of premium payments for continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested annual stock options, time-based LTIP Units and restricted stock awards, with the exception of extraordinary awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Executive Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant. Mr. Milton Cooper did not participate in the Company’s Executive Severance Plan for 2024.

Retirement Plans

We maintain a 401(k)-retirement plan (the “401(k) Plan”), details below. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any nonqualified deferred compensation to its NEOs or employees.

Available to	· Substantially all employees, including our NEOs
Benefits include	· Participants defer up to a maximum of 100% of their eligible compensation, up to the federal limit
· The Company currently makes matching contributions on a dollar-for-dollar basis to all employees who have completed one year of employment with the Company, of up to 5% of the employee’s eligible compensation (and subject to a maximum of $8,500 for highly compensated employees. This will increase to $10,000 for 2025).
Tax impact	· Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan.
· Salary reduction contributions are treated as wages subject to FICA and Medicare tax.
· Roth 401(k) feature, which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59½.
Restrictions	· Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distributions.
32	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

Tax and Accounting Considerations

The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards for 2024. Cash salary and bonuses are charged as an expense in the period in which the amounts are earned by the NEO. Certain provisions of the Internal Revenue Code may affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately equal to three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. The Committee has not adopted a policy requiring all executive compensation to be fully deductible and has authorized compensation payments that may be subject to the Section 162(m) limitation.

Perquisites

We offered or provided the following material perquisites to our NEOs in 2024:

•	We provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as executive officers of the Company. Other employees may use these vehicles for Company business when not in use by an NEO. In 2024, Messrs. Milton Cooper, Flynn, and Jamieson were allowed to use the car without a driver for personal use. In 2024, Messrs. Cohen and Ross Cooper received car allowances in the amounts of $10,920 and $12,250, respectively.
•	We provide all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy for which we pay the annual premium. These individuals may elect to purchase additional long-term care insurance at their own cost.
kimcorealty.com	2025 Proxy Statement	33

Executive Compensation Committee Report

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with the Company’s management the CD&A that is required by Securities and Exchange Commission Rules to be included in the Proxy Statement.

Based on that review and those discussions, the Executive Compensation Committee has recommended to the Company’s Board of Directors that the CD&A be included in the Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Executive Compensation Committee of the Board of Directors

Valerie Richardson, Chair
Nancy Lashine
Frank Lourenso
Mary Hogan Preusse
Richard B. Saltzman

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table for 2024

The following table sets forth the summary compensation of the NEOs of the Company for the 2024, 2023 and 2022 calendar years.

Name	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Milton Cooper Executive Chairman of the Board of Directors	2024	750,000	1,707,725(3)	1,700,000(4)	3,759	4,161,484
	2023	750,000	2,827,704	1,380,322	3,759	4,961,795
	2022	750,000	2,104,990	1,636,250	3,732	4,494,972
Conor C. Flynn Chief Executive Officer	2024	1,000,000	6,304,689	3,600,000(4)	24,336	10,929,025
	2023	1,000,000	10,001,802	2,923,056	26,336	13,951,194
	2022	1,000,000	7,140,515	3,465,000	24,533	11,630,048
Ross Cooper President and Chief Investment Officer	2024	700,000	1,718,033	1,450,000	25,838	3,893,871
	2023	700,000	4,000,703	1,177,342	25,838	5,903,883
	2022	700,000	3,141,912	1,395,625	25,838	5,263,375
Glenn G. Cohen Executive Vice President and Chief Financial Officer	2024	675,000	1,718,033	1,400,000	24,197	3,817,230
	2023	675,000	3,000,668	1,136,744	24,197	4,836,609
	2022	675,000	2,141,988	1,347,500	24,094	4,188,582
David Jamieson Executive Vice President and Chief Operating Officer	2024	675,000	1,718,033	1,400,000	13,899	3,806,932
	2023	675,000	4,000,703	1,136,744	13,899	5,826,346
	2022	675,000	3,141,912	1,347,500	15,317	5,179,729

(1) Amounts reflect the compensation cost to the Company in 2024, 2023 and 2022 of the equity awards based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. Fair value is determined, depending on the type of award, using the closing price on the date immediately preceding the grant date or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance-based equity award (in this case, the Company’s total stockholder return over the applicable performance period and the total stockholder return of the companies in the applicable index of peer companies). The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 24 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2024. The maximum possible value of the 2024 performance shares or performance-based LTIP Units, based on the closing price per share of our Common Stock on the date before they were granted ($19.47), was as follows: $1,999,958 for Mr. Milton Cooper; $9,240,676 for Mr. Flynn, $2,399,872 for Messrs. Ross Cooper, Cohen and Jamieson. For additional information regarding the equity awards granted to the NEOs in 2024 refer to the 2024 Grants of Plan-Based Awards table. In 2022, Messrs. Milton Cooper and Flynn were granted performance shares with a grant date fair value of $1,285,028 and $5,140,424, respectively and Messrs. Ross Cooper, Cohen and Jamieson were granted performance shares with a grant date fair value of $1,542,034, calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. As described above under “Compensation Discussion & Analysis-Long-Term Incentive Plan,” based on the Company’s performance during the applicable performance period, shares were issued in respect to the 2022 performance share awards which were issued on February 13, 2025 based on a $22.29 closing price as of the date prior to grant and Messrs. Milton Cooper and Flynn realized a value in respect of these awards in the amount of $1,050,468 and $4,202,128 respectively, and Messrs. Ross Cooper, Cohen and Jamieson realized a value in respect of these awards in the amount of $1,260,562, including dividend equivalents earned on the awarded 2022 performance shares.

(2) In 2024, Messrs. Ross Cooper and Cohen received car allowances in the amount of $12,250 and $10,920, respectively. The Company provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. The NEOs’ drivers are employees who have additional responsibilities at the Company. The Company calculated the cost of the perquisite based on standard mileage rate and miles driven by the NEO for personal use. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2024 for Messrs. Milton Cooper, Flynn, and Jamieson was $273, $4,717 and $784, respectively. The policy on the use of the cars for 2024, 2023 and 2022 is outlined below:

•	the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
•	these services were also available under certain circumstances to third parties involved in Company business at the Company’s Jericho location;
•	the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
•	the cars were available to these officers with drivers for business related travel and without drivers for personal use.

The Company’s policy on paid time off provides employees who have attained 10 years of service one week of pay in lieu of one additional week of paid time off annually. Messrs. Flynn, Ross Cooper, Cohen, and Jamieson each received such payment in the amount of $19,231, $13,462, $12,981 and $12,981, respectively. Mr. Milton Cooper is excluded from this paid time off benefit. The Company paid $270 for Mr. Flynn in respect to a subscription of LifeLock for identity protection services. The Company also provided all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy. The annual premium on this benefit for Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen, and Jamieson was $3,486, $118, $126, $296 and $134, respectively.

(3) Mr. Milton Cooper elected to be paid his 2023 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant and was awarded 85,070 shares on February 15, 2024 that vest on February 13, 2029, subject to continued employment with the Company on the applicable vesting date. Amount shown includes $276,065, which represents the grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures, of the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2023 annual bonus payment. For additional information regarding this equity award, refer to the 2024 Grants of Plan-Based Awards table.

(4) Mr. Milton Cooper and Mr. Flynn each elected to be paid his 2024 annual bonus payment in the form of shares of restricted stock and LTIP Units, respectively, with a grant date fair value equal to 120% of the bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant. These awards vest in 20% increments on February 13th of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date, except that Mr. Milton Cooper elected for his award to instead vest in a single installment on February 13th of the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date. These awards are subject to the approval of the 2025 Plan by our stockholders and will be effective on the day following such approval. If stockholder approval for our 2025 Plan is not obtained, these awards will be paid in cash.

kimcorealty.com	2025 Proxy Statement	35

Executive Compensation Tables

Total Earned Compensation

To supplement the information in the Summary Compensation Table for 2024 set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each NEO who was serving at the end of 2024 in each of the years shown in comparison to Total Compensation as reported in the Summary Compensation Table for 2024. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation Table for 2024, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year. The following table is not a substitute for the Summary Compensation Table for 2024.

Name	Year	Total Earned Compensation ($)(1)	Total Compensation from Summary Compensation Table ($)
Milton Cooper	2024	5,325,559	4,161,484
Executive Chairman of the Board of Directors	2023	6,537,265	4,961,795
	2022	4,678,027	4,494,972
Conor C. Flynn	2024	10,246,441	10,929,025
Chief Executive Officer	2023	12,621,205	13,951,194
	2022	12,828,176	11,630,048
Ross Cooper	2024	4,867,204	3,893,871
President and Chief Investment Officer	2023	4,566,783	5,903,883
	2022	4,654,820	5,263,375
Glenn G. Cohen	2024	3,937,032	3,817,230
Executive Vice President and Chief Financial Officer	2023	4,831,745	4,836,609
	2022	4,817,252	4,188,582
David Jamieson	2024	4,979,471	3,806,932
Executive Vice President and Chief Operating Officer	2023	4,627,371	5,826,346
	2022	4,999,640	5,179,729

(1) Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the Summary Compensation Table. Total Earned Compensation is not a substitute for Total Compensation as reported in the Summary Compensation Table. Total Earned Compensation represents: (1) Total Compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation Table) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total Compensation under the SEC rules, see the narrative and notes accompanying the Summary Compensation Table above.

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Executive Compensation Tables

Grants of Plan-Based Awards for 2024

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2024:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Milton	—		340,000	850,000	1,700,000	—	—	—	—	—
Cooper	2/15/2024	1/30/2024	—	—	—	25,680	51,360	102,720	—	931,670
	2/15/2024	1/30/2024	—	—	—	—	—	—	14,179 (4)	276,065
	2/15/2024	1/30/2024	—	—	—	—	—	—	25,680	499,990
Conor C.	—		720,000	1,800,000	3,600,000	—	—	—	—	—
Flynn	2/15/2024	1/30/2024(5)	—	—	—	118,653	237,306	474,611	—	4,304,731
	2/15/2024	1/30/2024	—	—	—	—	—	—	102,720	1,999,958
Ross	—		290,000	725,000	1,450,000	—	—	—	—	—
Cooper	2/15/2024	1/30/2024	—	—	—	30,815	61,630	123,260	—	1,117,968
	2/15/2024	1/30/2024	—	—	—	—	—	—	30,820	600,065
Glenn G.	—		280,000	700,000	1,400,000	—	—	—	—	—
Cohen	2/15/2024	1/30/2024	—	—	—	30,815	61,630	123,260	—	1,117,968
	2/15/2024	1/30/2024	—	—	—	—	—	—	30,820	600,065
David	—		280,000	700,000	1,400,000	—	—	—	—	—
Jamieson	2/15/2024	1/30/2024	—	—	—	30,815	61,630	123,260	—	1,117,968
	2/15/2024	1/30/2024	—	—	—	—	—	—	30,820	600,065

(1) The actual payout amounts are set out in the Summary Compensation Table for 2024.

(2) Each of the NEOs received a time-vesting restricted stock award (or, for Mr. Flynn, LTIP Units) on February 15, 2024 under the Equity Plan. These awards vest in 20% increments on February 13th of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date, except that Messrs. Milton Cooper, Flynn, Ross Cooper and Cohen elected for their awards to instead vest in a single installment on February 13th of the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.

(3) All awards were granted under the Equity Plan. Fair value is determined, depending on the type of award, using the Monte Carlo method or the closing price per share of the Company’s common stock on the date immediately preceding the grant date, which are intended to estimate the grant date fair value of the performance shares (or performance-based LTIP Unit awards) and restricted stock (or time-based LTIP Unit awards), respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 24 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2024.

(4) Mr. Milton Cooper elected to receive all or a portion of his 2023 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the date immediately preceding the grant date equal to 120% of his bonus award. The amount represents the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2023 elected conversion amount.

(5) Mr. Flynn elected to receive his performance-based annual equity award in the form of performance-based LTIP Units (subject to continued employment). Amounts shown also include the Dividend Equivalent LTIP Units that are eligible to vest at each performance level.

kimcorealty.com	2025 Proxy Statement	37

Executive Compensation Tables

Outstanding Equity Awards as of December 31, 2024

The following table provides information on outstanding equity awards as of December 31, 2024 for each NEO.

		Stock Awards
				Equity Incentive Plan	Equity Incentive Plan Awards: Market
				Awards: Number of	or Payout Value of
		Number of Shares or	Market Value of Shares	Unearned Shares, Units	Unearned Shares, Units
		Units of Stock That	or Units of Stock That	or Other Rights That	or Other Rights That
Name	Grant Date	Have Not Vested (#)	Have Not Vested ($)	Have Not Vested (#)(1)	Have Not Vested ($)
Milton Cooper	2/13/2020	24,860(2)	582,470
	2/13/2020	77,660(4)	1,819,574
	2/18/2021	26,200(2)	613,866
	2/18/2021	56,060(5)	1,313,486
	2/17/2022	20,600(2)	482,658
	2/17/2022	79,110(6)	1,853,547
	2/16/2023	23,470(2)	549,902	93,900	2,200,077
	2/16/2023	92,180(7)	2,159,777
	2/15/2024	25,680(2)	601,682	102,720	2,406,730
	2/15/2024	85,070(8)	1,993,190
Conor C. Flynn	2/13/2020	88,790(2)	2,080,350
	2/18/2021	93,580(2)	2,192,579
	2/17/2022	82,410(2)	1,930,866
	2/16/2023	93,900(2)	2,200,077	375,580	8,799,839
	2/15/2024	102,720(10)	2,406,730	474,611(11)	11,120,136
Ross Cooper	2/13/2020	27,530(2)	645,028
	2/18/2021	29,010(2)	679,704
	2/17/2022	24,720(2)	579,190
	2/17/2022	41,200(9)	965,316
	2/16/2023	28,170(2)	660,023	112,680	2,640,092
	2/16/2023	46,950(9)	1,100,039
	2/15/2024	30,820(2)	722,113	123,260	2,887,982
Glenn G. Cohen	2/13/2020	27,530(2)	645,028
	2/18/2021	29,010(2)	679,704
	2/17/2022	24,720(2)	579,190
	2/16/2023	28,170(2)	660,023	112,680	2,640,092
	2/15/2024	30,820(2)	722,113	123,260	2,887,982
David Jamieson	2/13/2020	5,506(3)	129,006
	2/18/2021	11,604(3)	271,882
	2/17/2022	14,832(3)	347,514
	2/17/2022	41,200(9)	965,316
	2/16/2023	22,536(3)	528,018	112,680	2,640,092
	2/16/2023	46,950(9)	1,100,039
	2/15/2024	30,820(3)	722,113	123,260	2,887,982

(1) Represents performance share awards granted in 2023 and 2024 (and, for Mr. Flynn, performance-based LTIP Unit awards granted in 2024) for which the applicable performance period has not been completed. Each performance share award granted in 2022 provided for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. The Company’s total stockholder return for the 2022-2024 performance period was in the 50.7th percentile of its peer group. Therefore, each NEO earned a number of shares representing 101.5% of the performance share award granted to them in 2022. Each performance-based equity award granted in 2023 and 2024 provides for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. Shares of stock issued with respect to earned performance share awards are fully vested at issuance.

(2) Represents shares of restricted stock that vest in a single installment on February 13th of the fifth anniversary of the grant, subject to continued employment with the Company on the applicable vesting date.

(3) Represents shares of restricted stock that vest in 20% increments on February 13th of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.

(4) Mr. Milton Cooper’s grant on February 13, 2020 of 77,660 shares were issued as a result of his election to receive his 2019 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2025, subject to continued employment with the Company on the applicable vesting date.

(5) Mr. Milton Cooper’s grant on February 18, 2021 of 56,060 shares were issued as a result of his election to receive his 2020 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2026, subject to continued employment with the Company on the applicable vesting date.

(6) Mr. Milton Cooper’s grant on February 17, 2022 of 79,110 shares were issued as a result of his election to receive his 2021 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2027, subject to continued employment with the Company on the applicable vesting date.

(7) Mr. Milton Cooper’s grant on February 16, 2023 of 92,180 shares were issued as a result of his election to receive his 2022 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2028, subject to continued employment with the Company on the applicable vesting date.

(8) Mr. Milton Cooper’s grant on February 15, 2024 of 85,070 shares were issued as a result of his election to receive his 2023 annual bonus payment in the

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Executive Compensation Tables

form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2029, subject to continued employment with the Company on the applicable vesting date.

(9) Messrs. Ross Cooper and Jamieson received special awards of restricted stock on February 17, 2022 and February 16, 2023, which vest in a single installment on February 13, 2027 and February 13, 2028, respectively, subject to continued employment with the Company on the applicable vesting date.

(10) Represents time-based LTIP Units that vest in 20% increments on February 13th of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.

(11) Represents performance-based LTIP Units and Dividend Equivalent LTIP Units that Mr. Flynn was awarded.

Option Exercises and Stock Vested in 2024
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting($)(2)
Milton Cooper	197,131	3,905,165
Conor C. Flynn	447,329	8,861,587
Ross Cooper	178,902	3,737,709
Glenn G. Cohen	145,592	2,884,178
David Jamieson	193,688	3,936,914

(1) Incorporates dividend equivalents that were converted to shares based on the closing price on the date immediately preceding the grant date.

(2) Computed by multiplying the number of shares of Common Stock by the closing price on the date immediately preceding the vesting date and computing the dividend equivalent value earned during the performance period.

Potential Payments Upon Termination or Change in Control

Please see page 32 “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, if an equity award is assumed or substituted in the change in control and the holder experiences a qualifying termination of service on or within 12 months following the change in control, the award will automatically vest in full. If an award is not assumed or substituted in a change in control, the Committee may cause such awards to become fully vested. Furthermore, upon a change in control, our performance-based equity awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock or LTIP Units would, if not assumed in the change in control, automatically vest in full.

Employment Agreements

The Company does not have any individual employment agreements with its executive officers.

Assumed Termination Without Cause

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2024. The assumptions and valuations are noted in the footnotes to the table.

	Base Salary Component of Lump-Sum Payment	Bonus Component of Lump-Sum Payment
Name	($)(1)	($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	-	-	$4,606,807	-	$4,606,807
Conor C. Flynn	$2,000,000	$5,846,112	$30,730,577	$59,464	$38,636,153
Ross Cooper	$1,400,000	$2,354,684	$8,814,132	$59,464	$12,628,280
Glenn G. Cohen	$1,350,000	$2,273,488	$8,814,132	$44,679	$12,482,299
David Jamieson	$1,350,000	$2,273,488	$7,526,606	$59,163	$11,209,257

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause.

(2) In accordance with the Executive Severance Plan, 2023 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock or LTIP Unit awards upon a termination without cause, with the exception of extraordinary awards. In addition, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares or LTIP Units, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2024 ($23.43), the total performance award values, disregarding any discount for the time-value of money, would be $4,606,807 for Mr. Milton Cooper, $19,919,975 for Mr. Flynn and $5,528,074 for Messrs. Ross Cooper, Cohen and Jamieson.

(4) Amounts are based on the cost of coverage during 2024.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”

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Executive Compensation Tables

Assumed Termination for Death or Disability

The following table was prepared as though each of the NEOs had been terminated due to death or disability on December 31, 2024. The assumptions and valuations are noted in the footnotes to the table.

Name	Stock Awards: Death/Disability ($)(1)
Milton Cooper	$16,576,959
Conor C. Flynn	$30,730,577
Ross Cooper(2)	$10,879,486
Glenn G. Cohen	$8,814,132
David Jamieson(2)	$9,591,961

(1) Upon a termination of employment due to death or disability, the vesting of Mr. Milton Cooper’s 510,890, Mr. Flynn’s 461,400, Mr. Ross Cooper’s 140,250, Mr. Cohen’s 140,250 and Mr. Jamieson’s 85,298 unvested time-based shares of restricted stock or LTIP Units would accelerate. In addition, upon a termination of employment due to death or disability, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares or LTIP Units, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2024 ($23.43), the total performance award values, disregarding any discount for the time-value of money, would be $4,606,807 for Mr. Milton Cooper, $19,919,975 for Mr. Flynn and $5,528,074 for Messrs. Ross Cooper, Cohen and Jamieson.

(2) The vesting of the unvested portion of Messrs. Ross Cooper and Jamieson’s retention awards of 88,150 shares, respectively, would accelerate as a result of termination due to death or disability. As of December 31, 2024, the value of each of Messrs. Ross Cooper and Jamieson’s retention awards were $2,065,355.

Assumed Termination in Connection With a Change in Control

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2024. The assumptions and valuations are noted in the footnotes to the table.

	Base Salary Component	Bonus Component
Name	of Lump-Sum Payment ($)(1)	of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	-	-	$4,606,807	-	$4,606,807
Conor C. Flynn	$2,000,000	$5,846,112	$30,730,577	$59,464	$38,636,153
Ross Cooper	$1,400,000	$2,354,684	$8,814,132	$59,464	$12,628,280
Glenn G. Cohen	$1,350,000	$2,273,488	$8,814,132	$44,679	$12,482,299
David Jamieson	$1,350,000	$2,273,488	$7,526,606	$59,163	$11,209,257

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause.

(2) In accordance with the Executive Severance Plan, 2023 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock or LTIP Unit awards upon a termination without Cause, with the exception of extraordinary awards. In addition, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares or LTIP Units, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2024 ($23.43), the total performance award values, disregarding any discount for the time-value of money, would be $4,606,807 for Mr. Milton Cooper, $19,919,975 for Mr. Flynn and $5,528,074 for Messrs. Ross Cooper, Cohen and Jamieson.

(4) Amounts are based on the cost of coverage during 2024.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”

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Executive Compensation Tables

Equity Participation Plan

Description of Plan

The Company maintains the Equity Plan for the benefit of its eligible employees, consultants, and directors. The Equity Plan is the successor to the 2010 Equity Participation Plan, which expired in March 2020.

The Equity Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), partnership interests in Kimco Realty OP, LLC (“LTIP Units”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or shares of common stock) structured by the Executive Compensation Committee within parameters set forth in the Equity Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the Equity Plan that reflect the Company’s commitment to effective management of incentive compensation include:

Limitations On Grants

The number of shares of common stock that may be issued or transferred by the Company, including upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described in the Equity Plan.

No Repricing or Replacement of Options or SARs

The Equity Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares of common stock.

No In-The-Money Option or SAR Grants

The Equity Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the common stock, generally the closing price of the common stock, on the date of grant.

Independent Administration

The Executive Compensation Committee, which consists of only independent directors, administers the Equity Plan.

Equity Compensation Plan Information

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2024.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	2,885,614	-	77,476
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	2,885,614	-	77,476

(1) Includes performance share and performance-based LTIP Unit awards that provide for the ability to earn or receive shares or LTIP Units after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. Amounts shown here in respect of performance shares and LTIP Units are shown based on attaining the maximum level of performance.

CEO Pay Ratio

We have estimated the ratio between our CEO’s total annual compensation and the median annual total compensation of all employees (except the CEO) for 2024. In determining the median employee we considered taxable compensation totals in 2024. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2024. Then, we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our CEO in 2024, Mr. Flynn, had annual total compensation of $10,929,025 and our Median Employee had annual total compensation of $105,813. Therefore, we estimate that our CEO’s annual total compensation in 2024 is approximately 103 times that of the median of the annual total compensation of all of our employees, excluding the CEO.

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Executive Compensation Tables

Pay Versus Performance

The following table sets forth information concerning the compensation of our Principal Executive Officer (“PEO”) and our Non-PEO NEOs for each of the fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020 and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year (2)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income ($)	Adjusted FFO per Fully Diluted Share (3)
2024	10,929,025	18,436,421	3,919,879	6,537,627	140	126	375,700,000	1.69
2023	13,951,194	14,553,428	5,382,158	5,948,179	122	114	629,300,000	1.57
2022	11,630,048	11,071,076	4,781,665	4,643,754	115	104	100,800,000	1.59
2021	10,488,138	22,641,017	3,950,332	8,927,274	129	120	818,600,000	1.48
2020	7,713,508	6,886,881	2,974,349	2,471,755	76	73	975,400,000	1.20

(1) Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2023	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2022	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2021	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2020	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson

(2) For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Bloomberg REIT Shopping Center Index.

(3) Adjusted FFO per fully diluted share is a non-GAAP measure. We calculate adjusted FFO per diluted share starting with FFO in Annex A on page 60 and excluding the effects of certain transactional income and expenses.

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Executive Compensation Tables

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2024
Adjustments	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(6,304,689)	$(1,715,456)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$13,526,865	$3,957,971
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	-	-
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$1,556,631	$679,311
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(1,619,331)	$(573,954)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	-	-
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$347,920	$269,877
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	-	-
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	-	-
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	-	-
TOTAL ADJUSTMENTS	$7,507,396	$2,617,749

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Executive Compensation Tables

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR and our Peer Group TSR, (ii) our net income, and (iii) our Adjusted FFO per diluted share, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Kimco TSR ($) and Peer Group TSR ($)

Net Income ($)

Adjusted FFO per Fully Diluted Share

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:

•	Peer Group TSR over a three-year performance period;
•	Adjusted FFO per diluted share;
•	EBITDA; and
•	Leverage

For additional details regarding our most important financial performance measures, please see the sections titled “Annual Incentive Plan” and “Long-Term Incentives — Performance Shares” in our CD&A elsewhere in this Proxy Statement.

44	Kimco Realty	kimcorealty.com

Audit Committee Report

Audit Committee Report

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Kimco Realty Corporation, a Maryland corporation (together with certain of its subsidiaries, the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal controls and audit process. During 2024, all of the directors who served on the Audit Committee were independent as defined under the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is available in the Investor Relations section of the Company’s website located at www. kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal controls and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes as well as other risk management issues described on page 7.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2024 audited consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2024 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Richard Saltzman, Chair
Philip E. Coviello
Nancy Lashine
Frank Lourenso
Henry Moniz

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

kimcorealty.com	2025 Proxy Statement	45

Proposal 3: Ratification of Independent Accountants

Proposal 3: Ratification of Independent Accountants

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025. PricewaterhouseCoopers LLP has been retained as the Company’s external auditor continuously since 1986. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company.

There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years.

Although ratification is not required by our Bylaws, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company. The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2024 and 2023:

TYPE OF FEES	2024	2023
Audit Fees(1)	$2,901,500	$2,314,000
Audit-Related Fees(2)	$72,930	$71,500
Tax Fees	-	-
All Other Fees	$2,000	$2,000
Total	$2,976,430	$2,387,500

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2024 and 2023 financial statements and internal control over financial reporting included in its annual reports on Form 10-K and the financial statement only audit of the Kimco OP’s fiscal 2024 and 2023 financial statements, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2024 and 2023, (iv) the Merger, and (v) ongoing consultations regarding accounting for new transactions and pronouncements.

(2) Audit-related fees consist of fees billed for audit and testing procedures relating to the green bond attestation report.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services of Independent Registered Public Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2024 and 2023 were pre-approved by the Audit Committee.

Vote Required

The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative vote of a majority of the votes cast on the proposal. For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Because brokers have discretionary voting authority with regard to this proposal under the rules of the NYSE, we do not expect any broker non-votes in connection with this proposal.

The Board and the Audit Committee unanimously recommend that you vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP.

46	Kimco Realty	kimcorealty.com

Proposal 4: Approval of the 2025 Equity Participation Plan

Proposal 4: Approval of the 2025 Equity Participation Plan

We are asking our stockholders to consider and approve the adoption of the Kimco Realty Corporation 2025 Equity Participation Plan (the “2025 Plan”), which is attached as Annex B to this Proxy Statement and is a successor to the Kimco Realty Corporation 2020 Equity Participation Plan (as amended and/or restated, the “Existing Plan”). The Board approved the 2025 Plan on February 1, 2025, subject to stockholder approval.

We strongly believe that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all stockholders. We depend on the performance and commitment of our employees and directors to succeed. The use of equity-based long-term incentives assists us in attracting and retaining highly qualified employees and directors. Providing equity grants creates long-term participation in the Company and aligns the interests of our employees and directors with the interests of our stockholders. The use of equity awards as compensation also allows the Company to conserve cash resources for other important purposes. The ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees, and the Board has consequently determined that approval of the 2025 Plan is reasonable and appropriate at this time.

The Existing Plan was originally adopted and approved by the Board and our stockholders in 2020. The Existing Plan’s share reserve is insufficient to provide for projected equity awards. Accordingly, unless the 2025 Plan is approved, we will not be able to continue making equity compensation grants to our employees, consultants and non-employee directors. The 2025 Plan will become effective immediately upon stockholder approval at the Annual Meeting. If the 2025 Plan is not approved by our stockholders, the 2025 Plan will not become effective. Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan.

Overview of the 2025 Plan

If approved by our stockholders, the 2025 Plan includes, among other things, the following changes as compared to the Existing Plan:

Provision	Description of Change
Increase in the Number of Shares Available for Grant	The 2025 Plan will permit the issuance of a number of shares of our common stock equal to the sum of (i) 17,500,000 shares plus (ii) the number of shares subject to awards granted under the Existing Plan prior to the effective date of the 2025 Plan (the “Effective Date”, and each such award, a “Prior Plan Award”) that become available for issuance under the 2025 Plan under the terms of the 2025 Plan. Each LTIP Unit issued pursuant to an award shall count as one share for purposes of this share limitation.
Non-Employee Director Compensation	The 2025 Plan provides that, for any compensation granted to non-employee directors, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of any awards granted under the 2025 Plan to a non-employee director may not exceed $750,000 (increased from $500,000 under the Existing Plan) in any fiscal year. The Compensation Committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Elimination of Individual Award Limit	The Existing Plan included limits on the maximum aggregate number of shares of our common stock subject to equity-based awards and on the maximum amount in cash payable in respect of cash-based awards to any one person during any calendar year. Because these limits are no longer required due to changes made to Section 162(m) of the Internal Revenue Code, they were removed in the 2025 Plan.
Elimination of Certain Award Vesting Limitations	The Existing Plan generally provided that awards would vest based on a three-year service period and that no portion of an award would become vested prior to the first anniversary of the date of grant. The 2025 Plan removes the limitation that no portion of an award would become vested prior to the first anniversary of the date of grant in order to generally accommodate annual grants that may be granted after the beginning of a service period but which are meant to vest, in part, on the one-year anniversary of the beginning of the service period.
kimcorealty.com	2025 Proxy Statement	47

Proposal 4: Approval of the 2025 Equity Participation Plan

Benefits of the 2025 Plan

The 2025 Plan will provide us with the flexibility to effectively use the shares under the 2025 Plan to provide incentives to our employees and directors. The 2025 Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect the interests of our stockholders. These include:

•	No Discounted Options or Stock Appreciation Rights. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•	No Repricing Without Stockholder Approval. Other than in connection with certain corporate transactions, we may not reduce the exercise price of an option or SAR, cancel an option or SAR in exchange for cash, a new award or an option or SAR with an exercise price that is less than the exercise price of the original option or SAR, in each case, unless such action is approved by the stockholders.
•	No Liberal Share Recycling. Shares used to pay the grant or exercise price of an award or the withholding taxes related to an outstanding award do not become available for issuance for future awards under the 2025 Plan.
•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the plan administrator.
•	No Evergreen Provision. The 2025 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.
•	No Automatic Grants. The 2025 Plan does not provide for automatic grants to any individual.
•	No Tax Gross-Ups. The 2025 Plan does not provide for any tax gross-ups.

Stockholder Approval Requirement

Stockholder approval of the 2025 Plan is necessary in order for us to meet the stockholder approval requirements of the NYSE. To the extent required under the Internal Revenue Code, approval of the 2025 Plan will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Internal Revenue Code relating to incentive stock options (“ISOs”). If the 2025 Plan is not approved by our stockholders, the 2025 Plan will not become effective. Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan.

Summary of the 2025 Plan

The principal features of the 2025 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2025 Plan itself, which is attached as Annex B to this proxy statement.

Purpose

The purpose of the 2025 Plan is to promote the success and enhance the value of the Company by linking the individual interests of our directors, employees and consultants with those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns for our stockholders. The 2025 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of our directors, employees and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Eligibility and Administration

Our employees, consultants and directors, and the employees, consultants and directors of our subsidiaries, will be eligible to receive awards under the 2025 Plan, but only employees of the Company and subsidiary corporations may be granted ISOs. As of March 4, 2025, there were 7 non-employee directors and 706 employees who would have been eligible for awards under the 2025 Plan. The company currently engages approximately 108 consultants and has not historically issued equity-based awards to consultants, but the 2025 Plan reserves the ability to do so.

The 2025 Plan will be administered by the Committee, which may delegate its duties and responsibilities to committees of our directors or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under applicable laws, including Section 16 of the Exchange Act, and stock exchange rules, as applicable. The full Board, acting by a majority of its members in office, shall conduct the general administration of the 2025 Plan with respect to awards granted to non-employee directors. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2025 Plan, subject to its express terms and conditions. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2025 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2025 Plan.

Shares Available for Awards

The aggregate number of shares of our common stock that will be authorized for issuance under the 2025 Plan will equal the sum of (i) 17,500,000 shares plus (ii) the number of shares subject to Prior Plan Awards that become available for issuance on or after the Effective Date under the circumstances described below (the “Share Reserve”). Each LTIP Unit issued pursuant to an award shall count as one share for purposes of the Share Reserve.

48	Kimco Realty	kimcorealty.com

Proposal 4: Approval of the 2025 Equity Participation Plan

If approved, the issuance of the total number of shares included in the Share Reserve under the 2025 Plan represents approximately 2.6% of the number of shares of our common stock outstanding as of December 31, 2024. In 2024, 2023 and 2022, equity awards representing a total of approximately 1.8 million shares, 1.4 million shares and 1.3 million shares, respectively, were granted under the Existing Plan, assuming target performance for our performance shares. This level of equity awards represents an annual equity burn rate of 0.3%, 0.2% and 0.2%, respectively, and a three-year average burn rate of 0.7%. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted average number of shares outstanding during the period. No equity awards were granted in 2025 under the 2025 Plan, except as described in the “New Plan Benefits” section, below.

If our stockholders approve the 2025 Plan, we estimate that the shares reserved for issuance under the 2025 Plan would be sufficient for up to eight additional years of awards, based on projected employee headcount and historical grant practices.

If shares subject to an award under the 2025 Plan or a Prior Plan Award are forfeited or expire or such award is settled for cash (in whole or in part) following the date the stockholders approve the 2025 Plan, such shares will become available (or again be available) for new grants under the 2025 Plan. However, the 2025 Plan does not allow the shares available for grant under the 2025 Plan to be recharged or replenished with shares that:

•	are tendered or withheld to satisfy the exercise price of the option;
•	are tendered or withheld to satisfy tax withholding obligations for an award;
•	are subject to a SAR but are not issued in connection with the stock settlement of the SAR; or
•	are purchased by us on the open market with cash proceeds from the exercise of options.

Awards granted under the 2025 Plan in substitution for any options or other stock or stock-based awards granted by an entity before the entity’s merger or consolidation with us (or any of our subsidiaries) or our (or any subsidiary’s) acquisition of the entity’s property or stock will not reduce the shares available for grant under the 2025 Plan.

Provisions of the 2025 Plan Relating to Director Compensation

The 2025 Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the 2025 Plan’s limitations. The Board or its authorized committee may modify non-employee director compensation from time to time in the exercise of its business judgment, taking into account factors, circumstances and considerations as it deems relevant from time to time, provided that the sum of any cash or other compensation and the grant date fair value of any equity awards granted as compensation for services as a non-employee director may not exceed $750,000 in any fiscal year. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The 2025 Plan provides for the grant of stock options, including ISOs, and non-qualified stock options (“NSOs”), SARs, restricted stock, restricted stock units (“RSUs”), LTIP Units (including performance-based LTIP Units), performance awards, dividend equivalents, stock payments and deferred stock awards. Certain awards under the 2025 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2025 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. Awards granted under the 2025 Plan shall become vested over a period of not less than three years (which shall be measured from the commencement of the applicable performance period), provided that (i) the plan administrator may waive such vesting restriction upon the holder’s death, disability, retirement or termination of service without cause and (ii) awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under the 2025 Plan may be granted without respect to such minimum vesting provision. A brief description of each award type follows:

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. The exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and other conditions.
•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and other conditions.
kimcorealty.com	2025 Proxy Statement	49

Proposal 4: Approval of the 2025 Equity Participation Plan
•	Restricted Stock. Restricted stock is an award of non-transferable shares of our common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, which generally include the right to receive dividends and other distributions in relation to the award. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the 2025 Plan.
•	Restricted Stock Units. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2025 Plan.
•	Performance Awards. Performance awards may be granted on an individual or group basis. Generally, these awards will be based upon the attainment of specific performance goals that are established by the plan administrator and relate to one or more performance criteria on a specified date or dates determined by the plan administrator. Performance awards may be paid in cash, shares or a combination of both.
•	LTIP Units. LTIP Units are membership interests in Kimco Realty OP, LLC (“Kimco OP”). LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, which means that they cannot have any value on the date of grant were Kimco OP to be liquidated on that date. As profits interests, LTIP Units only have value, other than with respect to the right to receive certain distributions, if the value of the assets of Kimco OP increases following the time of issuance of LTIP Units. Once LTIP Units have been allocated value equivalent to the common units of Kimco OP, the LTIP Units may be converted, subject to the satisfaction of all applicable vesting conditions, currently on a one-for-one basis into Kimco OP common units. Kimco OP common units are exchangeable by the holder for cash or, at the Company’s election, currently on a one-for-one basis into shares of Company common stock. LTIP Units may not be exchanged directly for cash or Company common stock.
•	Dividend Equivalents. Dividend equivalents may be granted pursuant to the 2025 Plan, except that no dividend equivalents may be payable with respect to options or SARs pursuant to the 2025 Plan. A dividend equivalent is the right to receive the equivalent value of dividends paid on shares. Dividend equivalents that are granted by the plan administrator are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, or is distributed or expires, as determined by the plan administrator. Such dividend equivalents are converted to cash or additional shares of the Company’s common stock by such formula, at such time and subject to such limitations as may be determined by the plan administrator. Any dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award are only paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.
•	Stock Payments. Stock payments may be granted pursuant to the 2025 Plan. A stock payment is a payment in the form of shares of the Company’s common stock or an option or other right to purchase shares, as part of a bonus, deferred compensation or other arrangement. The number or value of shares of any stock payment is determined by the plan administrator and may be based on achieving one or more of the performance criteria set forth in the 2025 Plan, or other specific criteria determined by the plan administrator. Except as otherwise determined by the plan administrator, shares underlying a stock payment which is subject to a vesting schedule or other conditions set by the plan administrator are not issued until those conditions have been satisfied. Stock payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.
•	Deferred Stock. Deferred stock may be granted pursuant to the 2025 Plan. Deferred stock is a right to receive shares of common stock. The number of shares of deferred stock is determined by the plan administrator and may be based on achieving one or more of the performance criteria set forth in the 2025 Plan, or other specific criteria determined by the plan administrator, in each case on a specified date or dates or over any period or periods determined by the plan administrator. Except as otherwise determined by the plan administrator, shares underlying a deferred stock award which is subject to a vesting schedule or other conditions set by the Administrator are not issued until those conditions have been satisfied. Deferred stock awards may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Deferred stock may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, and there may be certain tax consequences if the requirements of Section 409A of the Internal Revenue Code are not met.

Payment Methods

The plan administrator determines the methods by which payments by any award holder with respect to any awards granted under the 2025 Plan may be paid, the form of payment, including, without limitation: (1) cash or check; (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the plan administrator in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required; (3) delivery of a written or electronic notice that the award holder has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale; or (4) other form of legal consideration acceptable to the plan administrator. However, no participant who is a member of the Board of Directors or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act is permitted to make payment with respect to any awards granted under the 2025 Plan, or continue any extension of credit with respect to such payment in any method which would violate the prohibitions on loans made or arranged by the Company as set forth in Section 13(k) of the Exchange Act. Only whole shares of common stock may be purchased or issued pursuant to an award. Fractional shares may be issued, but the plan administrator may determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

50	Kimco Realty	kimcorealty.com

Proposal 4: Approval of the 2025 Equity Participation Plan

Prohibition on Repricing

Under the 2025 Plan, the plan administrator may not, except in connection with equity restructurings and certain other corporate transactions as described below, without the approval of our stockholders, authorize the repricing of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award when the price per share exceeds the “fair market value” (as that term is defined in the 2025 Plan) of an underlying share.

Certain Transactions

In connection with certain corporate transactions and events affecting our common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2025 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/ or with respect to which awards may be granted under the 2025 Plan and replacing or terminating awards under the 2025 Plan. Upon a change in control, if an award is assumed or an equivalent award is substituted and a holder has a termination of service by the Company without cause upon or within 12 months following a change in control, then such holder shall be fully vested in such assumed or substituted award. In the event that the successor corporation in a change in control refuses to assume or substitute the award, the plan administrator shall cause such award to become fully vested and exercisable upon such transaction (with any performance-based awards becoming vested based on either (as the plan administrator may determine) target level performance, pro-rated for the portion of the performance period that has elapsed, or actual performance as of the date of the change in control). In addition, in the event of certain non-reciprocal transactions with our stockholders, the plan administrator will make equitable adjustments to the 2025 Plan and outstanding awards as it deems appropriate to reflect the transaction.

Foreign Participants, Clawback Provisions, Transferability and Participant Payments

The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2025 Plan are generally non-transferable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2025 Plan, the plan administrator may, in its discretion, allow a holder to elect to have the Company withhold shares otherwise issuable under an award (or allow the surrender of shares) to satisfy such obligations.

Plan Amendment and Termination

The Board or the Committee may amend or terminate the 2025 Plan at any time; provided, however, that, except to the extent permitted by the 2025 Plan in connection with certain changes in capital structure, stockholder approval must be obtained for any amendment to (i) increase the number of shares available under the 2025 Plan, (ii) reduce the per share exercise price of any outstanding option or SAR, and (iii) cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. The 2025 Plan will remain in effect until the tenth anniversary of its approval by the Board, unless earlier terminated by the Board. No awards may be granted under the 2025 Plan after its termination.

Federal Income Tax Consequences Associated with the 2025 Plan

The federal income tax consequences of the 2025 Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 2025 Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the 2025 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed, and may vary depending on individual circumstances and from locality to locality.

Stock Options and Stock Appreciation Rights

A 2025 Plan participant generally will not recognize taxable income and we generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code. The 2025 Plan permits the grant of options that are intended to qualify as ISOs, as well as options that are not intended to so qualify; however, ISOs may be granted only to our employees and employees of our subsidiary corporations, if any. Upon exercising an option that does not qualify as an ISO when the fair market value of our stock is higher than the exercise price of the option, a 2025 Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and we (or our subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

kimcorealty.com	2025 Proxy Statement	51

Proposal 4: Approval of the 2025 Equity Participation Plan

Upon exercising an ISO, a 2025 Plan participant generally will not recognize taxable income, and we will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.

We will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, we should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.

Upon exercising or settling a SAR, a 2025 Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Restricted Stock and Restricted Stock Units

A 2025 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, a 2025 Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Internal Revenue Code) may make an election under Section 83(b) of the Internal Revenue Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for such shares. We should be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.

LTIP Units

LTIP Unit awards are intended to be structured to qualify as so-called “profits interests” for federal income tax purposes, meaning that no income is expected to be recognized by the recipient upon grant or vesting, and the Company will not be entitled to any deduction. If LTIP Units are not disposed of within the applicable holding period beginning on the date of grant of the OP Unit award, any gain realized by the recipient upon disposition is expected to be taxed as long-term capital gain. We do not expect to be entitled to any additional tax deduction in respect of the LTIP Units.

Dividend Equivalents, Stock Payment Awards and Cash-Based Awards

A 2025 Plan participant generally will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of dividend equivalents, stock payment awards or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Section 409A of the Internal Revenue Code

Certain types of awards under the 2025 Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Internal Revenue Code. Unless certain requirements set forth in Section 409A of the Internal Revenue Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal income tax (and, potentially, certain interest penalties). To the extent applicable, the 2025 Plan and awards granted under the 2025 Plan will generally be structured and interpreted in a manner intended to comply with Section 409A of the Internal Revenue Code and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A of the Internal Revenue Code.

52	Kimco Realty	kimcorealty.com

Proposal 4: Approval of the 2025 Equity Participation Plan

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including, without limitation, base salary, annual bonus, stock option exercises, and restricted stock vesting) for certain current or former executive officers exceeds $1 million in any one taxable year. The Committee believes that deductibility of executive compensation is only one of several important considerations in setting compensation and reserves the right to approve executive compensation arrangements that are not fully tax deductible if it believes that doing so is in the best interests of Kimco or our stockholders.

Excess Parachute Payments

Section 280G of the Internal Revenue Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2025 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

State and local tax consequences may, in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the 2025 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

New Plan Benefits

In February 2025, upon the recommendation of the Committee, the Board approved the grant of awards under the 2025 Plan to certain individuals (including our NEOs and non-employee directors), in each case, subject to the approval of the 2025 Plan by our stockholders and effective on the date immediately following the date of approval of the 2025 Plan by our stockholders at the Annual Meeting. We refer to these awards as “Conditional Awards.” If the stockholders do not approve the 2025 Plan, no Conditional Awards shall be granted to our executive officers and certain Conditional Awards granted to our certain NEOs in respect of their 2024 annual bonus will automatically convert to cash-settled awards.

Other than with respect to the Conditional Awards that are subject to approval of the 2025 Plan by our stockholders at the Annual Meeting, the benefits or amounts that may be received or allocated to participants under the 2025 Plan are subject to the discretion of the Committee and are not currently determinable. The following table sets forth, with respect to the individuals and groups identified therein, the benefits and amounts that will be received with respect to the Conditional Awards if the 2025 Plan is approved by the stockholders.

Name and Position	Dollar Value($)(1)	Number of Time-Based Restricted Shares or LTIP Units	Number of Performance Shares or Performance-Based LTIP Units(3)
Milton Cooper Executive Chairman of the Board of Directors	2,215,000(2)	102,979	-
Conor C. Flynn Chief Executive Officer	10,320,000(2)	293,816	185,960(4)
Ross Cooper President and Chief Investment Officer	1,800,000	27,890	55,790
Glenn G. Cohen Executive Vice President and Chief Financial Officer	1,800,000	27,890	55,790
David Jamieson Executive Vice President and Chief Operating Officer	1,800,000	27,890	55,790(4)
All Current Executive Officers as a Group (5 people)	17,935,000	480,465	353,330
All Current Non-Executive Directors as a Group (7 people)	1,225,000	56,980	-
All Current Non-Executive Officer Employees as a group (701 people)	13,107,087(2)	473,692	135,510

(1) Amounts shown include the value of 2025 annual restricted stock awards, performance share awards and LTIP Unit awards. For Messrs. Milton Cooper and Flynn, amounts also include the value of restricted stock or LTIP Unit awards that were paid in lieu of the executive’s 2024 annual bonus (which will have a grant date value equal to 120% of their annual bonus amount). The actual number of shares of restricted stock, performance shares, and LTIP Units to be granted in respect of participants’ 2025 annual equity awards (and, if applicable, the individual’s 2024 annual bonus) will be determined by dividing the dollar value shown by the closing price of the Company’s common stock on the date of the Annual Meeting, rounded to the nearest 10 shares or units (or, for awards payable in respect of the individual’s 2024 annual bonus, rounded down to the nearest whole number). The number of units shown in the table for these awards are estimated amounts and were calculated by dividing the closing price of the Company common stock on March, 4, 2025 which was $21.51.

(2) Amounts include the value of restricted stock or LTIP Unit awards in lieu of the executive’s 2024 annual bonus (which will have a grant date value equal to 120% of their annual bonus amount).

(3) Performance share awards and performance-based LTIP Unit awards are included based on the target level of performance. The maximum number of performance share awards and LTIP Units that may vest is equal to 200% of the amounts included in this table.

(4) In addition to the amounts shown in this table, the performance-based LTIP Unit awards for Messrs. Flynn and Jamieson also entitle them to be eligible to vest in an additional amount of LTIP Units reflecting the estimated amount of dividends that could be earned during the performance period. This additional amount is calculated based on $3.25 (representing the estimated amount of dividends that could be earned during the performance period) times the maximum number of LTIP Units that could be earned, divided by the closing price of the Company’s common stock on the date of the Annual Meeting, rounded to the nearest 10 shares or units.

kimcorealty.com	2025 Proxy Statement	53

Proposal 4: Approval of the 2025 Equity Participation Plan

Interest of Certain Persons in the 2025 Plan

Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the 2025 Plan because they may, in the future receive awards under the 2025 Plan. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors and officers by adopting the 2025 Plan.

Vote Required

The approval of the adoption of the 2025 Plan requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The Board unanimously recommends that you vote “for” the approval of the 2025 Plan.

54	Kimco Realty	kimcorealty.com

Beneficial Ownership

Beneficial Ownership

The table below sets forth certain information available to the Company, as of March 4, 2025, with respect to shares of its Common Stock, (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

Name & Address (Where Required)	SHARES OWNED BENEFICIALLY (#)	PERCENT OF CLASS (%)
of Beneficial Owner	COMMON(1)	COMMON(2)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	102,336,566(3)	15.0%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	65,062,132(4)	10.0%
State Street Corporation 1 Congress Street, Suite 1 Boston, MA 02114	45,232,298(5)	6.7%
Milton Cooper	10,684,679(6)	1.6%
Conor C. Flynn	1,440,114(7)	*
Glenn G. Cohen	661,565(8)	*
Ross Cooper	611,155(9)	*
David Jamieson	350,472(10)	*
Frank Lourenso	261,742(11)	*
Philip E. Coviello	210,717(12)	*
Richard B. Saltzman	194,714(13)	*
Mary Hogan Preusse	65,158(14)	*
Valerie Richardson	64,360(15)	*
Henry Moniz	34,250(16)	*
Nancy Lashine	1,416	*
All Directors and Executive Officers as a group (12 persons)	14,580,342	2.1%

* Less than 1%

(1) Includes, for certain named person(s), the sum of (a) the total number of common shares and (b) the total number of common shares issuable to such person(s) upon exchange of certain interests in our Operating Partnership within 60 days of March 4, 2025, including vested Operating Partnership Units (“OP Units”) and booked-up vested LTIP Units, which are exchangeable for common shares upon conversion to OP Units.

(2) The total number of common shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 679,498,627 common shares outstanding as of March 4, 2025 and (b) the number of common shares that are issuable to such person(s) upon exchange of certain interests in our Operating Partnership that are exchangeable for common shares within 60 days of March 4, 2025, including vested OP Units and booked-up vested LTIP Units, which are exchangeable for common shares upon conversion to OP Units. Assumes that all vested OP Units and all booked-up vested LTIP Units that each person owns have been exchanged for common shares.

(3) The Company has received a copy of Schedule 13G/A as filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2023. As reported in such Schedule 13G/A, Vanguard has shared voting power with respect to 1,327,861 shares, sole dispositive power with respect to 99,094,458 shares and shared dispositive power with respect to 3,242,108 shares.

(4) The Company has received a copy of Schedule 13G/A as filed with the SEC on January 24, 2024 by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2023. As reported in such Schedule 13G/A, BlackRock has sole voting power with respect to 59,006,208 shares and sole dispositive power with respect to 65,062,132 shares.

(5) The Company has received a copy of Schedule 13G/A as filed with the SEC on January 30, 2024 by State Street Corporation (“State Street”) reporting ownership of these shares as of December 31, 2023. As reported in such Schedule 13G/A, State Street has shared voting power with respect to 28,428,274 shares and shared dispositive power with respect to 45,148,882 shares.

(6) Does not include 41,808 shares held by Mr. Milton Cooper’s spouse and 1,449,481 shares held by adult members of Mr. Milton Cooper’s family, as to all of which shares Mr. Milton Cooper disclaims beneficial ownership. Does not include 457,303 shares held by a charitable remainder unitrust and 233,642 shares held by a charitable remainder annuity trust, both of which Mr. Milton Cooper’s spouse is trustee, as to all of which shares Mr. Milton Cooper disclaims beneficial ownership. Includes 43,952 shares held in his 401(k) account, 4,321 shares held in an IRA account and 408,370 shares of restricted stock.

(7) Includes 194 shares held by Mr. Flynn for his children. Includes 269,890 shares of restricted stock and 20,544 booked up vested LTIP Units convertible into OP Units within 60 days of March 4, 2025.

(8) Excludes 412 shares held by Mr. Cohen’s children, as to all of which shares Mr. Cohen disclaims beneficial ownership. Includes 18,592 shares held in his 401(k) account and 112,720 shares of restricted stock.

(9) Includes 2,100 shares held by Mr. Ross Cooper for his children, 929 shares held in a trust and 200,870 shares of restricted stock.

(10) Includes 145,398 shares of restricted stock.

(11) Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 5,403 shares held by Mr. Lourenso in trusts for the benefit of his grandchildren. Includes 3,307 shares held in an IRA account, 16,974 shares of restricted stock and 49,222 shares of deferred stock.

(12) Includes 10,000 shares held in a testamentary trust which Mr. Coviello is a co-trustee. Includes 85,000 shares held in an IRA account and 16,974 shares of restricted stock.

(13) Includes 82,501 shares of deferred stock, 9,782 shares of restricted stock and 1,798 booked up vested LTIP Units convertible into OP Units within 60 days of March 4, 2025.

(14) Includes 9,782 shares of restricted stock and 1,798 booked up vested LTIP Units convertible into OP Units within 60 days of March 4, 2025.

(15) Includes 16,974 shares of restricted stock.

(16) Includes 16,974 shares of restricted stock.

kimcorealty.com	2025 Proxy Statement	55

Other Matters

Other Matters

Compensation Committee Interlocks and Insider Participation

During all or a portion of 2024, Messrs. Coviello, Lourenso, Moniz and Saltzman and Mses. Hogan Preusse and Richardson served on the Executive Compensation Committee of the Company. During 2024, no member of the Executive Compensation Committee was an officer or employee of the Company, was formerly an officer of the Company or had related person transactions with the Company that required disclosure. During 2024, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board of Directors or its Executive Compensation Committee.

Stockholder Proposals Pursuant to Rule 14a-8

Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2026 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 19, 2025, which is 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

Stockholder Nominees for Director and Other Proposals

Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2026 Annual Meeting, but not pursuant to Rule 14a-8, may be made by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving notice by the stockholder and at the time of the meeting who is entitled to vote in the election of each individual so nominated or on such other business and who delivers notice along with the additional information and materials required by our current Bylaws to be received by our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the Annual Meeting. In order for a nomination to be considered, proponents must provide all the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as a director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the current Bylaw provision noted above by writing to our Secretary, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. Our current bylaws are referenced as an exhibit in our annual report on Form 10-K for the year ended December 31, 2024.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act.

In addition, our proxy access Bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s issued and outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the number of directors up for election, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. For the 2026 Annual Meeting, notice of a proxy access nomination must be delivered to our Secretary at the address above no earlier than October 20, 2025 and no later than 5:00 p.m., Eastern Time, on November 19, 2025.

In connection with our solicitation of proxies for our 2026 Annual Meeting of Stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Communications with Directors

The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Chairman of the Board, the Lead Independent Director (if the Chairman is not independent), the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Chairman of the Board, the Lead Independent Director (if the Chairman is not independent), the non-management directors or the Audit Committee, as applicable, by sending a letter by mail addressed thereto, c/o Secretary of the Company, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. The Board of Directors has designated its Chairman of the Board (or Lead Independent director if the Chairman is not independent) to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Conduct, which allows employees and contractors to submit concerns anonymously via phone or the Internet.

56	Kimco Realty	kimcorealty.com

Other Matters

Documents Incorporated by Reference

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2024, as certain portions of such document are incorporated herein by reference. The Company’s annual report on Form 10-K for the year ended December 31, 2024 is available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Annual Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in a subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

kimcorealty.com	2025 Proxy Statement	57

Information About the Annual Meeting

Information About the Annual Meeting

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be exercised at the 2025 Annual Meeting of Kimco Realty Corporation, a Maryland corporation. This Proxy Statement contains important information regarding the Meeting, the proposals which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures.

Why You are Receiving These Materials

Holders of our common stock at the close of business on March 4, 2025, the record date, may attend and vote at the Annual Meeting. We refer to the holders of our common stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of common stock held as of the close of business on the record date. At the close of business on the record date there were 679,498,627 shares of common stock issued and outstanding. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to be voted at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

Broker non-votes (as defined below) and abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.

How to Vote

If you received your proxy materials by mail, you should have received a proxy card enclosed with the Proxy Statement. Stockholders can vote in person (virtually) at the Annual Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your shares:

BY TELEPHONE - Stockholders located in the United States that received proxy materials by mail can authorize a proxy by telephone by calling 1-800-690-6903 and following the instructions on the enclosed proxy card;

BY INTERNET - Stockholders can authorize a proxy over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or Notice of Internet Availability (as defined on the next page); or

BY MAIL - Stockholders that received proxy materials by mail can authorize a proxy by mail by signing, dating, and mailing the enclosed proxy card.

Telephone and Internet authorization methods for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on April 28, 2025.

If your shares are held in the name of a broker, bank or other holder of record (in “street name”), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers.

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorize your proxies by telephone or internet without indicating your instructions, your shares will be voted in a manner consistent with the Board’s voting recommendations.

To be exercised, proxies must be filed with the Secretary of the Company prior to the Annual Meeting. Proxies may be revoked at any time before exercise at the Annual Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person (virtually) at the Annual Meeting. Virtual attendance at the Annual Meeting will not automatically revoke a previously authorized proxy, unless you vote again.

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. The proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors, the advisory resolution to approve executive compensation and the approval of the 2025 Equity Participation Plan are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the election of directors, the advisory resolution to approve executive compensation or the approval of the 2025 Equity Participation Plan.

58	Kimco Realty	kimcorealty.com

Information About the Annual Meeting

The vote required for each proposal is listed below:

	Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1	Election of nine directors	Majority of the votes cast with respect to a nominee	No
Proposal 2	Resolution to approve, on a non-binding, advisory basis, the Company’s executive compensation	Majority of the votes cast on the proposal	No
Proposal 3	Ratification of the appointment of the Company’s independent accountants for the year ending December 31, 2025	Majority of the votes cast on the proposal	Yes
Proposal 4	Approval of the Company’s 2025 Equity Participation Plan	Majority of the votes cast on the proposal	No

For each of Proposal 1, 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes are not votes cast and will have no effect on the result of the vote for Proposals 1, 2, 3 and 4.

Eliminating Duplicative Proxy Materials

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability, Proxy Statement, or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from any of the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability, Proxy Statement, or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Notice of Internet Availability, Proxy Statement or annual report, as applicable, and wish to receive only one copy of future Notices of Internet Availability, proxy statements or annual reports, as applicable, for your household, please contact Broadridge at the above phone number or address.

Solicitation of Proxies

This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, fax, e-mail, or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $15,000 to Alliance Advisors, L.L.C. for soliciting proxies on behalf of the Company.

Other Business

All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Annual Meeting for action. However, as to any such business, the persons authorized to act as proxies will have authority to act in their discretion.

kimcorealty.com	2025 Proxy Statement	59

Annex A

Annex A

Funds From Operations (“FFO”)

Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. Nareit defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. The Company also made an election, per the Nareit Funds From Operations White Paper-2018 Restatement, to exclude from its calculation of FFO (i) gains and losses on the sale of assets and impairments of assets incidental to its main business and (ii) mark-to-market changes in the value of its equity securities. As such, the Company does not include gains/ impairments on land parcels, mark-to-market gains/losses from marketable securities, allowance for credit losses on mortgage receivables, gains/impairments on other investments or other amounts considered incidental to its main business in Nareit defined FFO including any applicable tax effect and noncontrolling interest.

The Company presents FFO available to the Company’s common shareholders as it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO available to the Company’s common shareholders when reporting results. Comparison of our presentation of FFO available to the Company’s common shareholders to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

FFO is a supplemental non-GAAP financial measure of real estate companies’ operating performances, which does not represent cash generated from operating activities in accordance with GAAP and, therefore, should not be considered an alternative for net income or cash flows from operations as a measure of liquidity.

EBITDA

EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) is generally calculated by the company as net income/(loss) before interest, depreciation and amortization, provision/benefit for income taxes, gains/losses on sale of operating properties, losses/gains on change of control, profit participation from other investments, pension valuation adjustments, gains/losses on marketable securities and impairment charges.

Our method of calculating EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that EBITDA is an important metric in determining the success of our business as a real estate owner and operator. See the reconciliation to the applicable GAAP measure below.

In addition, we present a ratio of Net Debt to EBITDA, which is calculated using the non-GAAP measures: (1) Total debt outstanding, reduced by the Company’s cash and cash equivalents, and (2) Annualized EBITDA, each as reconciled to the applicable GAAP measures below.

60	Kimco Realty	kimcorealty.com

Annex A

Reconciliation of Net Income to EBITDA

(In thousands) (unaudited)

	Three Months Ended December 31,
	2024	2023
Net income	$ 167,999	$ 142,113
Interest	83,684	67,797
Depreciation and amortization	156,130	124,282
Gain on sale of properties	(330)	(22,600)
Impairment charges (including real estate joint ventures)	1,207	1,020
Pension liquidation/valuation adjustment	-	47
Merger charges	-	1,016
Profit participation from other investments, net	240	366
Loss/(gain) on marketable securities/derivative, net	1,627	(11,354)
Benefit for income taxes	(46,938)	(175)
Consolidated EBITDA	$ 363,619	$ 302,215
Consolidated Debt	$ 8,461,176	$ 7,616,796
Consolidated Cash	(689,731)	(783,757)
Consolidated Net Debt	$ 7,771,445	$ 6,833,039
Annualized Consolidated EBITDA	$ 1,454,476	$ 1,210,048
Net Debt to Consolidated EBITDA	5.3x	5.6x
kimcorealty.com	2025 Proxy Statement	61

Annex B

Annex B

Kimco Realty Corporation
2025 Equity Participation Plan

ARTICLE 1.
PURPOSE

The purpose of the Kimco Realty Corporation 2025 Equity Participation Plan (as it may be amended and/or restated, the “Plan”) is to promote the success and enhance the value of Kimco Realty Corporation (the “Company”) and the Partnership by linking the individual interests of the Eligible Individuals to those of Company stockholders and by providing such Eligible Individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company, the Partnership and their respective subsidiaries in its ability to motivate, attract, and retain the services of Eligible Individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s and the Partnership’s operation is largely dependent.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1	“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2	“Affiliate” shall mean (a) the Partnership, (b) any Subsidiary; and (c) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company, (ii) the Partnership or (iii) any Subsidiary.
2.3	“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.4	“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award, a Stock Appreciation Right or a LTIP Unit, which may be awarded or granted under the Plan (collectively, “Awards”).
2.5	“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
2.6	“Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the limit set forth in Section 3.3.
2.7	“Board” shall mean the Board of Directors of the Company.
2.8	“Change in Control” shall mean (a) a transaction or series of transactions resulting in more than 50% of the voting stock of the Company being held by a Person or Group (as defined in Rule 13d-5 under the Exchange Act) that does not include the Company or the Partnership; (b) the date on which a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; (c) the consummation by the Company of a sale or other disposition of all or substantially all of the assets of the Company, in any single transaction or series of related transactions, to a Person (as defined in Rule 13d-5 under the Exchange Act) who is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; (d) a merger, consolidation, reorganization or business combination of the Company into another entity which is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; or (e) the approval by the Company’s stockholders of a liquidation or dissolution of the Company; provided, that the transaction or event described in (a), (b), (c), (d) or (e) constitutes a “change in control event” as defined in Section 1.409A-3(i)(5) of the Department of Treasury Regulations.
2.9	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
2.10	“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.
2.11	“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
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2.12	“Company” shall mean Kimco Realty Corporation, a Maryland corporation.
2.13	“Consultant” shall mean any consultant or adviser that is not an Employee, in each case, that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.
2.14	“Deferred Stock” shall mean a right to receive Shares, pursuant to a deferred compensation arrangement or otherwise, awarded under Section 8.4.
2.15	“Director” shall mean a member of the Board, as constituted from time to time.
2.16	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.2.
2.17	“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.18	“Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the holders of the Company’s Common Stock.
2.19	“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.
2.20	“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company, of the Partnership, of Kimco Realty Services II, Inc., or of any Subsidiary.
2.21	“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
2.22	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.23	“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a)	If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)	If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)	If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.24	“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.25	“Holder” shall mean an Eligible Individual who has been granted an Award.
2.26	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.27	“LTIP Unit” shall mean, to the extent authorized by the Operating Agreement, a unit of the Partnership that is granted pursuant to Section 8.6 hereof and is intended to constitute a “profits interest” within the meaning of the Code. For the avoidance of doubt, for purposes of the Company’s Executive Severance Plan (as defined below), LTIP Units (other than Performance LTIP Units) granted under this Plan or the Prior Plan shall be deemed to be restricted stock awards.
2.28	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.29	“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
2.30	“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.31	“Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Partnership, as it may be amended, modified and/or restated from time to time.
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2.32	“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.33	“Participant” shall mean an Eligible Individual who has been granted an Award pursuant to the Plan.
2.34	“Partnership” shall mean Kimco Realty OP, LLC.
2.35	“Performance Award” shall mean a Performance Share award, Performance LTIP Unit award, or a cash bonus award, stock bonus award, performance award or incentive award that is paid in (or covers) cash, Shares, LTIP Units, or a combination of cash and Shares or cash and LTIP Units, awarded under Section 8.1.
2.36	“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a)	The Performance Criteria that shall be used to establish Performance Goals may include, but are not limited to, the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings, income or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital or invested capital; (ix) return on stock-holders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, cost reduction or savings; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of Common Stock or appreciation in the fair market value of Common Stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices; provided, that, to the extent applicable, each of the business criteria described in this subsection (a) shall be determined in accordance with Applicable Accounting Standards.
(b)	The Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company or the Partnership during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s or the Partnership’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions; (xx) items related to changes in Applicable Accounting Standards; or (xxi) items reflecting adjustments to funds from operations with respect to straight-line rental income as reported in the Company’s Exchange Act reports.
2.37	“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of the Partnership, a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal may be determined in accordance with Applicable Accounting Standards.
2.38	“Performance LTIP Units” shall have the same meaning as set forth in the Operating Agreement.
2.39	“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.
2.40	“Performance Shares” shall mean the right to receive shares of Common Stock and/or Restricted Stock awarded under Section 8.1(c).
2.41	“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
2.42	“Plan” shall mean this Kimco Realty Corporation 2025 Equity Participation Plan, as it may be amended and/or restated from time to time.
2.43	“Prior Plan” shall mean the Kimco Realty Corporation 2020 Equity Participation Plan, as it has been or may be amended and/or restated from time to time.
2.44	“Prior Plan Award” shall mean an award outstanding under the Prior Plan as of immediately prior to the Effective Date.
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2.45	“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.46	“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
2.47	“Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.48	“Restricted Stock Units” shall mean the right to receive Shares awarded under Section 8.5.
2.49	“Retirement” of a Holder shall mean his or her Termination of Service on or after his or her sixty-fifth (65th) birthday or his or her completion of thirty (30) full (not necessarily consecutive) years of employment, consultancy or directorship, as the case may be, with the Company or any Affiliate.
2.50	“Securities Act” shall mean the Securities Act of 1933, as amended.
2.51	“Shares” shall mean shares of Common Stock.
2.52	“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 9.
2.53	“Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 8.3.
2.54	“Subsidiary” shall mean any entity (other than the Company or Partnership, as applicable), whether domestic or foreign, in an unbroken chain of entities beginning with the Company or the Partnership (as applicable) if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.55	“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.56	“Termination of Service” shall mean,
(a)	As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or Retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.
(b)	As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or Retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
(c)	As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or Retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.
SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.
(a)	Subject to Section 12.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) 17,500,000 Shares plus (ii) the number of Shares subject to Prior Plan Awards granted prior to the Effective Date that become available for issuance under the Plan on or after the Effective Date pursuant to Section 3.1(b). Subject to Section 12.2 hereof, each LTIP Unit issued pursuant to an Award or Prior Plan Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and Section 3.1(b).
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(b)	If any Shares subject to an Award or Prior Plan Award are forfeited or expire or such Award or Prior Plan Award is settled for cash (in whole or in part), the Shares subject to such Award or Prior Plan Award shall, to the extent of such forfeiture, expiration or cash settlement, again be (or become) available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder, or a lower price (as adjusted for corporate events), so that such shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c)	Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.
3.2	Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
3.3	Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Committee may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Committee will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000. The Committee may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE 4.
GRANTING OF AWARDS

4.1	Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2	Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3	Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4	At-Will Employment. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate.
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4.5	Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 or 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.
4.6	Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.
GRANTING OF OPTIONS

5.1	Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
5.2	Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Affiliate or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.
5.3	Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
5.4	Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that no Option may be exercised to any extent by anyone after the first to occur of the following events:
(a)	In the case of an Incentive Stock Option, (i) the expiration of ten years from the date the Option was granted, or (ii) in the case of a Greater Than 10% Stockholder, the expiration of five years from the date the Incentive Stock Option was granted;
(b)	In the case of a Non-Qualified Stock Option, the expiration of ten years and one day from the date the Non-Qualified Stock Option was granted;
(c)	Except (i) in the case of any Holder who is disabled (within the meaning of Section 22(e)(3) of the Code) or (ii) as otherwise determined by the Administrator in its discretion either pursuant to the terms of an applicable Award Agreement or by action of the Administrator taken at the time of the Holder’s Termination of Services, the expiration of three months from the date of the Holder’s Termination of Services for any reason other than such Holder’s death (unless the Holder dies within said three-month period) or Retirement;
(d)	In the case of a Holder who is disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of one year from the date of the Holder’s Termination of Services for any reason other than such Holder’s death (unless the Holder dies within said one-year period) or Retirement;
(e)	The expiration of one year from the date of the Holder’s death; or
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(f)	In the case of the Holder’s Retirement, the earlier of (i) the date the Holder engages in any activity in competition with the Company or Affiliate, or which is inimical, contrary or harmful to the interests of the Company or Affiliate, or (ii) the expiration of the term of the Option in accordance with clause (a) or (b) above.

Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings there-under, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, in each case, to the extent that such extension does not constitute a repricing or a cash buyout under Section 10.6, and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5	Option Vesting.
(a)	The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. After grant of an Option, in connection with or following a Holder’s Termination of Service, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.
(b)	No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.
5.6	Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided, that the excess of (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
5.7	Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 6.
EXERCISE OF OPTIONS

6.1	Partial Exercise. An exercisable Option may be exercised in whole or in part. An Option may be exercisable with respect to fractional shares, provided that the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.
6.2	Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)	A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)	In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d)	Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1 and 10.2.
6.3	Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.
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ARTICLE 7.
AWARD OF RESTRICTED STOCK

7.1	Award of Restricted Stock.
(a)	The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)	The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
7.2	Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3.
7.3	Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company or Affiliate, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement in the event of a Change in Control or the applicable Holder’s Retirement, death or disability. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. Except as otherwise provided by any written agreement between the Company and any applicable Holder, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon the Holder’s Termination of Services with the Company.
7.4	Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, Retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.
7.5	Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
7.6	Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 8.
AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS, LTIP UNITS

8.1	Performance Awards.
(a)	The Administrator is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards may cover, or be paid in, cash, Shares (including shares of Restricted Stock), LTIP Units, or a combination of cash and either Shares (including shares of Restricted Stock) or LTIP Units, as determined by the Administrator.
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(b)	Without limiting Section 8.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
(c)	The Administrator is authorized to grant Performance Share Awards or Performance LTIP Units to any Eligible Individual. The number and terms and conditions of Performance Shares and Performance LTIP Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Performance Shares and Performance LTIP Units shall become vested and shall determine to what extent such Performance Shares and Performance LTIP Units have vested, based upon such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including total stockholder return of the Company relative to the range of total return to stockholders of the constituent companies in a specific peer group of the Company, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Performance Shares shall be payable in shares of Common Stock and/or Restricted Stock, and the Performance LTIP Units shall cover LTIP Units. To the extent Performance Shares are payable in shares of Restricted Stock, the Administrator shall, subject to the terms and provisions with respect to Restricted Stock set forth in Article 7, specify the conditions and dates upon which the shares of Restricted Stock underlying the Performance Shares shall be issued and the conditions and dates upon which such shares of Restricted Stock shall become vested and nonforfeitable, which dates shall not be earlier than the date as of which the Performance Shares vest. To the extent Performance Awards cover Performance LTIP Units, the Administrator shall, subject to the terms and provisions of the Operating Agreement, specify the conditions and dates upon which such Performance LTIP Units shall become vested and nonforfeitable.
8.2	Dividend Equivalents.
(a)	Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.
(b)	Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
8.3	Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Unless otherwise provided by the Administrator, shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual, pursuant to such policies and procedures as may be established by the Administrator.
8.4	Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Unless otherwise provided by the Administrator, shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Shares underlying the Award have been issued to the Holder. Awards of Deferred Stock may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual, pursuant to such policies and procedures as may be established by the Administrator.
8.5	Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. Restricted Stock Units may be paid in cash, Shares, or both, as determined by the Administrator. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.
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8.6	LTIP Units. The Administrator is authorized to grant LTIP Units in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Operating Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.
8.7	Term. To the extent applicable, the term of an Award described in this Article 8 shall be set by the Administrator in its sole discretion.
8.8	Exercise or Purchase Price. The Administrator may establish the exercise or purchase price of an Award described in this Article 8; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.
8.9	Exercise upon Termination of Service. An Award described in this Article 8 is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that an Award described in this Article 8 may be exercised or distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, Retirement or disability or any other specified Termination of Service.

ARTICLE 9.
AWARD OF STOCK APPRECIATION RIGHTS

9.1	Grant of Stock Appreciation Rights.
(a)	The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
(b)	A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.
(c)	Notwithstanding the foregoing provisions of Section 9.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, that the excess of (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
9.2	Stock Appreciation Right Vesting.
(a)	The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. After grant of a Stock Appreciation Right, in connection with or following a Holder’s Termination of Service, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.
(b)	No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.
9.3	Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)	A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
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(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and
(c)	In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.
9.4	Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, in each case, to the extent that such extension does not constitute a repricing or cash buyout under Section 10.6, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.
9.5	Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 9 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 10.
ADDITIONAL TERMS OF AWARDS

10.1	Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation, (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
10.2	Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company or any Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company or Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates (or such lower rate as may be determined by the Company or, with respect to any person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, the Committee, after considering any accounting consequences or costs) for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
10.3	Transferability of Awards.
(a)	Except as otherwise provided in Section 10.3(b):
(i)	No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the units or shares underlying such Award have been issued, and all restrictions applicable to such units or shares have lapsed;
(ii)	No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
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(iii)	During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to the Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.
(b)	Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions:
(i)	An Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;
(ii)	An Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and
(iii)	The Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.
(c)	Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided, that such change or revocation is filed with the Administrator prior to the Holder’s death.
10.4	Conditions to Issuance of Shares.
(a)	Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)	All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)	The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)	Fractional Shares may be issued, provided that the Administrator may determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.
(e)	Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
10.5	Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written or electronic instrument, that (a) (i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any units or Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b) (i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company or any Affiliate, or which is inimical, contrary or harmful to the interests of the Company or any Affiliate, as further defined by the Administrator or (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).
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10.6	Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the holders of the Company’s Common Stock: (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2, the Administrator shall have the authority, without the approval of the holders of the Company’s Common Stock, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.
10.7	Award Vesting Limitations. Awards made to Eligible Individuals shall become vested over a period of not less than three years (which shall be measured from the commencement of the applicable performance period); provided, however, that, notwithstanding the foregoing, (a) the Administrator may lapse or waive such vesting restriction upon the Holder’s death, disability, Retirement, or Termination of Service without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder) and (b) Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Holders without respect to such minimum vesting provision.

ARTICLE 11.
ADMINISTRATION

11.1	Administrator. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.
11.2	Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided, that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
11.3	Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
11.4	Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)	Designate Eligible Individuals to receive Awards;
(b)	Determine the type or types of Awards to be granted to each Eligible Individual;
(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)	Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
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(e)	Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)	Determine as between the Company, the Partnership and any other Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other Applicable Law;
(h)	Decide all other matters that must be determined in connection with an Award;
(i)	Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(j)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and
(k)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
11.5	Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
11.6	Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company or any of its Affiliates the authority to grant or amend Awards or to take other administrative actions pursuant to Article 11; provided, however, that in no event shall an officer of the Company (or an Affiliate) be delegated the authority to grant awards to, or amend awards held by, (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Affiliates (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 12.
MISCELLANEOUS PROVISIONS

12.1	Term; Amendment, Suspension or Termination of the Plan.
(a)	The Plan shall become effective as of the Effective Date.
(b)	Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the holders of the Company’s Common Stock given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.
12.2	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)	In the event of any stock dividend, stock split, combination or exchange of shares, consummation of a merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Common Stock or other securities of the Company or the share price of the Common Stock or other securities of the Company other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b)	In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that
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such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)	To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)	To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv)	To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and
(v)	To provide that the Award cannot vest, be exercised or become payable after such event.
(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):
(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)	The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.
(d)	In the event an Award is assumed or an equivalent Award substituted in connection with a Change in Control, and a Holder has a Termination of Service by the Company without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company (or an Affiliate) and the Holder) upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such assumed or substituted Award.
(e)	In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Award, the Administrator shall cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse, provided that, to the extent that the vesting of any such Award is subject to the satisfaction of specified performance goals, such Award shall vest at either (as the Administrator may determine) (i) the target level of performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the Change in Control, or (ii) the actual performance level as of the date of the Change in Control (as determined by the Administrator) with respect to all open performance period. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.
(f)	For purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
(g)	The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
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(h)	No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan or an Award to violate Section 422(b)(1) of the Code or other applicable law. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.
(i)	The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, its Affiliates or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(j)	In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.
12.3	Approval of Plan by Stockholders. The Plan will be submitted for the approval of the holders of the Company’s Common Stock within twelve (12) months after the date this Plan is approved by the Board.
12.4	No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.
12.5	Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
12.6	Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate to (a) establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
12.7	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and LTIP Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
12.8	Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
12.9	Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.
12.10	Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.
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12.11	No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and none of the Company, any Affiliate or the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
12.12	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.
12.13	Indemnification. To the maximum extent allowable pursuant to applicable law (including the internal laws of the State of Maryland), each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. Furthermore, this Section 12.13 shall apply to the Company’s Executive Severance Plan (as amended, the “Executive Severance Plan”) in lieu of Section 4.06(c) of the Executive Severance Plan, mutatis mutandis, and the Executive Severance Plan is deemed amended to the extent necessary to give effect to this sentence.
12.14	Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
12.15	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
12.16	Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit the Holder actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any units or shares of Common Stock underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with applicable laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement. In addition, by accepting an Award under the Plan, Participant agrees that any other compensation Participant earns or receives from the Company of any of its Affiliates will also be subject to any such Company claw-back policy.
12.17	Grant of Awards to Certain Eligible Individuals. The Company may provide through the establishment of a formal written policy (which shall be deemed a part of this Plan) or otherwise for the method by which Common Stock or other securities of the Company may be issued and by which such Common Stock or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Common Stock or other securities by the Eligible Individual.
12.18	REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:
(a)	to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of any provision of Section 4(b) of the Company’s charter; or
(b)	if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.
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KIMCO REALTY

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V62490-P24833

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIMCO REALTY CORPORATION

The Board of Directors recommends you vote FOR the election of all of the following nominees:

Nominee	For	Against	Abstain
1a. Ross Cooper	☐	☐	☐
1b. Philip E. Coviello	☐	☐	☐
1c. Conor C. Flynn	☐	☐	☐
1d. Nancy Lashine	☐	☐	☐
1e. Frank Lourenso	☐	☐	☐
1f. Henry Moniz	☐	☐	☐
1g. Mary Hogan Preusse	☐	☐	☐
1h. Valerie Richardson	☐	☐	☐
1i. Richard B. Saltzman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Proposal	For	Against	Abstain
2 - THE BOARD OF DIRECTORS RECOMMENDS: A VOTE **FOR** THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐
3 - THE BOARD OF DIRECTORS RECOMMENDS: A VOTE **FOR** RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.	☐	☐	☐
4 - THE BOARD OF DIRECTORS RECOMMENDS: A VOTE **FOR** APPROVAL OF THE COMPANY'S 2025 EQUITY PARTICIPATION PLAN.	☐	☐	☐

5 - THE APPOINTED PROXIES WILL VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V62491-P24833

KIMCO REALTY CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the "Company"), hereby appoints Conor C. Flynn and Bruce Rubenstein, and each of them individually, as Proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the close of business on March 4, 2025, at the Annual Meeting of Stockholders to be held on April 29, 2025, at 10:00 a.m., Eastern Time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any Proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee, to vote shares of common stock of the Company, allocated to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and that are entitled to be voted at the aforesaid Annual Meeting or any postponement(s) or adjournment(s) thereof, as specified on the reverse side of this proxy card.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee and FOR proposals 2, 3 and 4. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side